Filed Pursuant to Rule 424(b)(3)
Registration No. 333-258508

PROSPECTUS
TITAN INTERNATIONAL, INC.
Offer to Exchange $400,000,000 of 7.000% Senior Secured Notes due 2028
 Titan International, Inc. (“Titan,” the “Company,” “we” or “us” herein) is offering to exchange, on the terms and subject to the conditions described in this prospectus and the accompanying letter of transmittal (the “exchange offer”), 7.000% Senior Secured Notes due 2028 that we will register under the Securities Act of 1933, as amended (the “Securities Act”), for all of our outstanding unregistered 7.000% Senior Secured Notes due 2028. We refer to these registered notes as the “Exchange Notes” and all outstanding unregistered 7.000% Senior Notes due 2028 as the “Original Notes.” We refer to the Exchange Notes and the Original Notes together as the “Notes.”
We are offering the Exchange Notes in order to satisfy our obligations under the registration rights agreement entered into in connection with the private placement of the Original Notes. In the exchange offer, we will exchange an equal principal amount of Exchange Notes for all Original Notes that are validly tendered and not validly withdrawn. The exchange offer expires at 12:00 midnight, Eastern time, at the end of November 1, 2021, unless extended. You may withdraw tendered Original Notes at any time prior to the expiration of the exchange offer. We will accept for exchange any and all Original Notes validly tendered and not withdrawn prior to the expiration of the exchange offer.
The exchange offer is subject to the conditions discussed under “The Exchange Offer — Conditions to the Exchange Offer,” including, among other things, the effectiveness of the registration statement of which this prospectus forms a part.
The exchange of Original Notes for Exchange Notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. We will not receive any proceeds from the exchange offer.
The Original Notes are, and the Exchange Notes will be, secured by first priority liens, subject to permitted liens, on the Collateral, which consists of our fee title, right and interest in and to the real estate on and buildings in which our manufacturing facilities are located, in Des Moines, Iowa; Freeport, Illinois; Quincy, Illinois; and Bryan, Ohio. The Exchange Notes will be guaranteed by certain of our subsidiaries that own the interest in such Collateral.
The Exchange Notes are being issued under the Indenture under which we previously issued the Original Notes and the terms of the Exchange Notes are identical in all material respects to the terms of the Original Notes, except that the transfer restrictions, registration rights and provisions for additional interest relating to the Original Notes do not apply to the Exchange Notes.
The Exchange Notes will not be listed on any national securities exchange. Currently, there is no public market for the Original Notes. As of the date of this prospectus, $400.0 million in aggregate principal amount of Original Notes are outstanding.

See “Risk Factors“ on page 19 of this prospectus for a discussion of risks that you should consider before participating in the exchange offer.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED
NOT TO SEND US A PROXY

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved the Exchange Notes to be distributed in the exchange offer, nor have any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
Each broker-dealer that receives Exchange Notes for its own account pursuant to an exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. Please read “Plan of Distribution.”
The date of this prospectus is September 16, 2021

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. Information incorporated by reference is available without charge to holders of our 7.000% Senior Secured Notes due 2028 upon written or oral request to us at Titan International, Inc., 2701 Spruce Street, Quincy, Illinois 62301, Attention: Todd Shoot -- Investor Relations, or by telephone at (217) 221-4416. To obtain timely delivery, holders of the notes must request the information no later than five business days before the date they must make their investment decision, or November 1, 2021, the present expiration date of the exchange offer, and deliver proper instructions prior to the expiration date of the exchange offer.
You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and the exchange agent has not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not making an offer to exchange these securities in any jurisdiction where the offer or exchange is not permitted. To the best of our knowledge, the information in this prospectus is materially accurate on the date appearing on the front cover of this prospectus. You should assume that the information in this prospectus is materially accurate as of the date appearing on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

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INCORPORATION BY REFERENCE AND ADDITIONAL INFORMATION
The Company files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any documents the Company files at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at l-888-SEC-0330 for further information on the public reference room. The Company’s SEC filings are also available to the public from the SEC’s website at www.sec.gov or through the Company’s website at www.titan-intl.com. The Company has not incorporated by reference into this prospectus the information included on or linked from its website, and you should not consider it to be part of this prospectus.
The Company has filed the following documents with the SEC, and these documents are incorporated in this prospectus by reference:
•The information found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 (the “2020 Form 10-K”);
•The information responsive to Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, provided in our definitive Proxy Statement on Schedule 14A for the 2021 Annual Meeting of Stockholders filed on April 30, 2021;
•Titan’s quarterly reports on Form 10-Q for the quarterly periods ended March 31, 2021 and June 30, 2021; and
•Titan’s current reports on Form 8-K filed with the SEC on February 26, 2021, March 11, 2021, April 1, 2021, and June 15, 2021.
All documents that the Company files with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of this prospectus and prior to termination of the exchange offer will be incorporated by reference and be a part of this prospectus from their respective filing dates (excluding any information furnished under either Item 2.02 or Item 7.01 of any current report on Form 8-K). Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
You may request a copy of these filings at no cost, by writing or telephoning Titan International, Inc. at 2701 Spruce Street, Quincy, IL 62301, Attention: Todd Shoot -- Investor Relations; telephone: (217) 221-4416. Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in the filings.
We have filed with the SEC a registration statement on Form S-4, including exhibits and schedules, under the Securities Act with respect to the Exchange Notes to be exchanged for the Original Notes in this exchange offer. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules that are part of the registration statement. For further information about us and our securities, you should refer to the registration statement.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated herein by reference contain forward-looking statements. You can identify these statements by the fact that they do not relate strictly to historical or current facts. We have tried to identify forward-looking statements in this prospectus by using words such as “anticipates,” “estimates,” “expects,” “intends,” “plans,” and “believes,” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may,” and “could.” These forward-looking statements include among other items, statements relating to the following:
•The Company’s financial performance.
•Anticipated trends in the Company’s business.
•Expectations with respect to the end-user markets into which the Company sells its products (including agricultural equipment, earthmoving/construction equipment, and consumer products).
•Future expenditures for capital projects.
•The Company’s ability to continue to control costs and maintain quality.
•Ability to meet conditions of loan agreements.
•The Company’s business strategies, including its intention to introduce new products.
•Expectations concerning the performance and success of the Company’s existing and new products.
•The Company’s intention to consider and pursue acquisition and divestiture opportunities.
Readers of this prospectus should understand that these forward-looking statements are based on the Company’s expectations and are subject to a number of risks and uncertainties, including those, but not limited to, the factors discussed under the heading “Risk Factors” beginning on page 19 and other risks described in the Company’s 2020 Form 10-K, certain of which are beyond the Company’s control.
Actual results could differ materially from these forward-looking statements as a result of certain factors, including:
•The effect of the COVID-19 pandemic on the Company’s operations and financial performance.
•The effect of a recession on the Company and its customers and suppliers.

•Changes in the Company’s end-user markets into which the Company sells its products as a result of domestic and world economic or regulatory influences or otherwise.
•Changes in the marketplace, including new products and pricing changes by the Company’s competitors.
•Ability to maintain satisfactory labor relations.
•Unfavorable outcomes of legal proceedings.
•The Company’s ability to comply with current or future regulations applicable to the Company’s business and the industry in which it competes or any actions taken or orders issued by regulatory authorities.
•Availability and price of raw materials.
•Levels of operating efficiencies.
•The effects of the Company’s indebtedness and its compliance with the terms thereof.
•Changes in the interest rate environment and their effects on the Company’s outstanding indebtedness.
•Unfavorable product liability and warranty claims.
•Actions of domestic and foreign governments, including the imposition of additional tariffs.
•Geopolitical and economic uncertainties relating to the countries in which the Company operates or does business.
•Risks associated with acquisitions, including difficulty in integrating operations and personnel, disruption of ongoing business, and increased expenses.
•Results of investments.
•Fluctuations in currency translations.
•Climate change and related laws and regulations.
•Risks associated with environmental laws and regulations.
•Risks related to our manufacturing facilities, including that any of our material facilities may become inoperable.

•Risks related to financial reporting, internal controls, tax accounting, and information systems.
•Risks related to payment of cash to the Russian Direct Investment Fund ("RDIF") if OFAC does not approve the issuance of Titan common shares to RDIF.
Any changes in such factors could lead to significantly different results. Any assumptions that are inaccurate or do not prove to be correct could have a material adverse effect on the Company’s ability to achieve the results as indicated in forward-looking statements. Forward-looking statements speak only as of the date of this prospectus. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. In light of these risks and uncertainties, there can be no assurance that the forward-looking information and assumptions contained in this document will in fact transpire. You should not place undue reliance on the forward-looking statements included in this report or that may be made elsewhere from time to time by the Company, or on its behalf. All forward-looking statements attributable to Titan are expressly qualified by these cautionary statements.

PROSPECTUS SUMMARY
The following summary contains basic information about the exchange offer. It does not contain all of the information that is important to you. For a more complete understanding of this exchange offer, you should carefully read the entire prospectus, including the section entitled “Risk Factors,” along with the financial data and related notes included elsewhere herein and in the other documents that we incorporate by reference in this prospectus. Except as otherwise indicated or otherwise required by the context, references in this prospectus to “we,” “us,” “our,” “Titan,” the “Company” or the “Issuer” refer to the combined business of Titan International, Inc. and its subsidiaries.
Our Company

Our Company
Titan International, Inc., together with its subsidiaries, is a global wheel, tire, and undercarriage industrial manufacturer and supplier that services customers across the globe. Titan traces its roots to the Electric Wheel Company in Quincy, Illinois, which was founded in 1890. Titan was originally incorporated in 1983 and has increased its global footprint and enhanced product offerings through major acquisitions which include the following:
•2005 – The Goodyear Tire & Rubber Company’s North American farm tire assets
•2006 – Off-the-road (OTR) tire assets of Continental Tire North America
•2011 – The Goodyear Tire & Rubber Company’s Latin American farm tire assets
•2012 – 56% controlling interest in Planet Corporation Group, now known as Titan Australia
•2013/2014 – A non-controlling interest in Voltyre-Prom, a leading producer of agricultural and industrial tires, which owns and operates an over two million square foot manufacturing facility located in Volgograd Russia
•2018 – The remaining 44% interest in Titan Australia
•2019 – An additional 21.4% interest in Voltyre-Prom (from 42.9% to 64.3%) resulting in controlling interest
As a leading manufacturer in the off-highway industry, Titan produces a broad range of products to meet the specifications of original equipment manufacturers (OEMs) and aftermarket customers in the agricultural, earthmoving/construction, and consumer markets. Titan manufactures and sells certain tires under the Goodyear Farm Tire and Titan Tire brands and has complete research and development facilities to validate wheel and rim designs.

Titan’s research, development, and engineering staff tests original designs and technologies and develops new manufacturing methods to improve product performance. Titan’s engineering and manufacturing resources are focused on designing quality products that address the needs of its customers and end-users across the market that Titan serves. Titan’s team of experienced engineers continuously work on new and improved engineered solutions that evolve with today’s applications for the off-highway wheel, tire, and assembly markets. Titan’s advantage as both a wheel and tire manufacturer allows the Company to design, test, and bring to market innovative solutions to meet the specific needs of its customers. For example, Titan has developed the Low Sidewall (LSW®) technology, featuring a larger rim diameter and a smaller sidewall than standard tires, which helps reduce power hop, road lope, soil compaction, and provides improved safety and performance.
Market Segments

We operate in three market segments, which include the Agricultural segment, the Earthmoving/Construction segment and the Consumer segment. In 2020, Titan’s Agricultural segment sales represented 50.4% of net sales, the Earthmoving/Construction segment represented 40.5% and the Consumer segment represented 9.1% of net sales.
Agricultural Segment

Titan’s agricultural rims, wheels, tires, and undercarriage systems and components are manufactured for use on various agricultural equipment, including tractors, combines, skidders, plows, planters, and irrigation equipment, and are sold directly to OEMs and to the aftermarket through independent distributors, equipment dealers, and Titan’s distribution centers.  The wheels and rims range in diameter from nine inches to 54 inches, with the 54-inch diameter being the largest agricultural wheel manufactured in North America.  Basic configurations are combined with distinct variations (such as different centers and a wide range of material thickness) allowing the Company to offer a broad line of products to meet customer specifications. Titan’s agricultural tires range from approximately one foot to approximately seven feet in outside diameter and from five inches to 55 inches in width.  The Company offers the added value of delivering a complete wheel and tire assembly to OEM and aftermarket customers.
Earthmoving / Construction Segment

The Company manufactures rims, wheels, tires, and undercarriage systems and components for various types of OTR earthmoving, mining, military, construction, and forestry equipment, including skid steers, aerial lifts, cranes, graders and levelers, scrapers, self-propelled shovel loaders, articulated dump trucks, load transporters, haul trucks, backhoe loaders, crawler tractors, lattice cranes, shovels, and hydraulic excavators.  The Company provides OEM and aftermarket customers with a broad range of earthmoving/construction wheels ranging in diameter from 15 inches to 63 inches and in weight from 125 pounds to 7,000 pounds.  The 63-inch diameter wheel is the largest manufactured in North America for the earthmoving/

construction market. Titan’s earthmoving/construction tires range from approximately three feet to approximately 13 feet in outside diameter and in weight from 50 pounds to 12,500 pounds.  The Company also offers the added value of wheel and tire assembly for certain applications in the earthmoving/construction segment.
Consumer Segment

Titan manufactures bias truck tires in Latin America and light truck tires in Russia. Titan also offers select products for ATVs, turf, and golf cart applications. This segment also includes sales that do not readily fall into the Company’s other segments.
Employees

At December 31, 2020, the Company employed approximately 6,800 people worldwide, including approximately 4,500 located outside the United States.
At December 31, 2020, the employees at each of the Company's Bryan, Ohio; Freeport, Illinois; and Des Moines, Iowa facilities, which collectively account for approximately 45% of the Company’s U.S. employees, were covered by collective bargaining agreements which are scheduled to expire in November 2021.
Outside the United States, the Company enters into employment agreements in those countries in which such relationships are mandatory or customary. The provisions of these agreements generally correspond in each case with the required or customary terms in the subject jurisdiction.
Additional Information

Our corporate offices are located at 1525 Kautz Road, Suite 600, West Chicago, Illinois 60185. Our telephone number is (217) 228-6011 and our website address is http://www.titan-intl.com. The information on or accessible through our website is not a part of this prospectus.

The Exchange Offer

On April 22, 2021, we completed a private placement of the unregistered Original Notes. In connection with that issuance, we entered into a registration rights agreement in which we agreed, among other things, to deliver this prospectus to you and to use our commercially reasonable efforts to complete the exchange offer. The following is a summary of the exchange offer. See “The Exchange Offer” on page 43 for a full description of the terms of the exchange offer.

Original Notes	Our 7.000% Senior Secured Notes due 2028, which were issued on April 22, 2021 in the aggregate principal amount of $400.0 million.

Exchange Notes	Our 7.000% Senior Secured Notes due 2028 to be issued in connection with this exchange offer in the aggregate principal amount of up to $400.0 million. The terms of the Exchange Notes are identical to the terms of the Original Notes, except that the transfer restrictions, the registration rights and provisions for additional interest relating to the Original Notes do not apply to the Exchange Notes.

The Exchange Offer	We are offering to exchange up to $400.0 million aggregate principal amount of our Exchange Notes, which will be registered under the Securities Act, for up to $400.0 million aggregate principal amount of our Original Notes, on the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, which we refer to as the “exchange offer.” You may tender Original Notes only in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Original Notes we are offering to exchange hereby were issued under an Indenture dated as of April 22, 2021 among Titan International, Inc., the Guarantors, as defined and named therein, and U.S. Bank National Association, as trustee and as collateral trustee (the “Indenture”).

Resales of Exchange Notes	Based on interpretations of the SEC staff in no-action letters issued to third parties, we believe that you may resell and transfer the Exchange Notes issued pursuant to the exchange offer in exchange for Original Notes without compliance with the registration and prospectus delivery provisions of the Securities Act provided that you acknowledge in writing at the time of the consummation of the exchange offer that:

• you are acquiring the Exchange Notes in the ordinary course of your business;

•    you have not participated in, do not intend to participate in, and have no arrangement or understanding with any person to participate in the distribution of the Exchange Notes within the meaning of the Securities Act;

• you are not an affiliate of ours, as such term is defined in Rule 405 under the Securities Act; and

• you are not a broker-dealer tendering Original Notes that you acquired directly from us for your own account.

If you fail to satisfy any of these conditions, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with resales of the Exchange Notes, unless an exemption therefrom is applicable to you.

Broker-dealers that acquired the Original Notes directly from us, but not as a result of market-making activities or other trading activities, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with resales of the Exchange Notes.

Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer in exchange for Original Notes that it acquired as a result of market-making or other trading activities must deliver a prospectus in connection with any resale of the Exchange Notes and provide us with a signed acknowledgement of this obligation.

Consequence If You Do Not Exchange Your Original Notes	Original Notes that are not tendered in the exchange offer or that are not accepted for exchange will continue to bear legends restricting their transfer. You will not be able to offer or sell the Original Notes unless:

• an exemption from the registration requirements of the Securities Act is available to you;

• we register the resale of Original Notes under the Securities Act; or

• the transaction requires neither an exemption from nor registration under the requirements of the Securities Act.

After the completion of the exchange offer, we will no longer have an obligation to register the Original Notes, except in limited circumstances.

Expiration Date	The exchange offer will expire at 12:00 midnight, Eastern time, at the end of November 1, 2021, unless we decide to extend it.

Conditions to the Exchange Offer	The registration rights agreement we entered into in connection with the issuance of the Original Notes does not require us to accept Original Notes for exchange if the exchange offer or the making of any exchange by a holder of the Original Notes would not be permissible under applicable law or SEC policy. The exchange offer is also conditioned upon the effectiveness of this registration statement and certain other customary conditions, as discussed in “The Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering Original Notes	If you wish to accept the exchange offer, you must deliver to the exchange agent:

•    either a completed and signed letter of transmittal or, for Original Notes tendered electronically, an agent’s message from The Depository Trust Company, or DTC, stating that the tendering participant agrees to be bound by the letter of transmittal and the terms of the exchange offer;

• your Original Notes, either by tendering them in certificated form or by timely confirmation of book-entry transfer through DTC; and

• all other documents required by the letter of transmittal.

These actions must be completed before the expiration of the exchange offer. If you hold Original Notes through DTC, you must comply with its standard for electronic tenders, by which you will agree to be bound by the letter of transmittal.

There is no procedure for guaranteed late delivery of the Original Notes.

By signing, or by agreeing to be bound by, the letter of transmittal, you will be representing to us that:

•    you have full power and authority to tender, sell, assign and transfer the Original Notes you are tendering and that we will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim when the same are accepted by us;

•    the Exchange Notes acquired in connection with the exchange offer are being obtained in the ordinary course of business of the person receiving the Exchange Notes;

• you have no arrangement or understanding with any person to participate in the distribution of the Exchange Notes within the meaning of the Securities Act;

• you are not an affiliate of ours, as such term is defined in Rule 405 under the Securities Act; and

•    if you are a broker-dealer, you are not engaged in, and do not intend to engage in, a distribution of the Exchange Notes, and that you will receive Exchange Notes for your own account in exchange for Original Notes that were acquired by you as a result of market-making activities or other trading activities and that you will be required to acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

See “The Exchange Offer—Terms of the Exchange Offer,” “The Exchange Offer—Procedures for Tendering” and “Plan of Distribution.”

Special Procedures for Beneficial Holders	If you beneficially own Original Notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your Original Notes in the exchange offer, you should contact the registered holder promptly and instruct such person to tender on your behalf. If you wish to tender your Original Notes in the exchange offer on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your Original Notes, either arrange to have the Original Notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Withdrawal Rights	You may withdraw the tender of your Original Notes at any time prior to 12:00 midnight, Eastern time, at the end of the expiration date. To withdraw, you must send a written or facsimile transmission of your notice of withdrawal to the exchange agent at the address set forth in this prospectus under “The Exchange Offer — Exchange Agent” prior to the expiration of the exchange offer. A notice of withdrawal may also be made by electronic transmission through DTC’s Automated Tender Offer Program. See “The Exchange Offer — Withdrawal Rights.”

Acceptance of Original Notes and Delivery of Exchange Notes	If you fulfill all conditions required for proper acceptance of Original Notes we will accept any and all Original Notes that you validly tender in the exchange offer before 12:00 midnight, Eastern time, at the end of the expiration date of the exchange offer. We will return any Outstanding Note that we do not accept for exchange, without expense, promptly after the expiration date. We will deliver the Exchange Notes promptly after the expiration date and acceptance of the Original Notes for exchange. Please read “The Exchange Offer—Terms of the Exchange Offer.”

Regulatory Approvals	Other than pursuant to applicable securities laws, there are no federal or state regulatory requirements that we must comply with, or approvals that we must obtain, in connection with the exchange offer.

Appraisal Rights	You will not have dissenters’ rights or appraisal rights in connection with the exchange offer. See “The Exchange Offer—Appraisal Rights.”

U.S. Federal Income Tax Considerations	The exchange of Exchange Notes for Original Notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. See “United States Federal Tax Considerations.”

Use of Proceeds	We will not receive any proceeds from the exchange or the issuance of Exchange Notes in connection with the exchange offer.

Fees and Expenses	We will pay all of our expenses related to the exchange offer.

Accounting Treatment	We will record the Exchange Notes in our accounting records at the same carrying value as the Original Notes. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer.

Exchange Agent	We have appointed U.S. Bank National Association as exchange agent for the exchange offer. The address, telephone number and facsimile number of the exchange agent are set forth below under “The Exchange Offer—Exchange Agent.”

The Exchange Notes

The form and terms of the Exchange Notes are the same as the form and terms of the Original Notes, except that:
• the Exchange Notes will be registered under the Securities Act and will therefore not bear legends restricting their transfer; and
• specified rights under the registration rights agreement we entered into in connection with the issuance of the Original Notes, including provisions providing for registration rights and the payment of additional interest in specified circumstances, will be limited or eliminated.
The Exchange Notes will evidence the same indebtedness as the Original Notes for which they will be exchanged and will rank equally with the Original Notes. The same Indenture will govern both the Original Notes and the Exchange Notes. Unless the context otherwise requires, when we refer to the Original Notes, we also refer to the guarantees associated with the Original Notes, and when we refer to the Exchange Notes, we also refer to the guarantees associated with the Exchange Notes.
The following is a brief summary of certain terms of the Notes, the related guarantees and the related Indenture. Certain of the terms and conditions described below are subject to important limitations and exceptions. For a more complete description of the terms of the Notes, the related guarantees and the related Indenture, see “Description of Notes” contained elsewhere in this prospectus.

Issuer	Titan International, Inc.

Exchange Notes Offered	$400.0 million aggregate principal amount of 7.000% Senior Secured Notes due 2028.

Maturity Date	April 30, 2028.

Interest	The Original Notes bear interest 7.00% per annum accruing from April 22, 2021, payable semiannually on April 30 and October 30 of each year, commencing on October 30, 2021. The Exchange Notes will bear interest from the date of original issuance of the Original Notes (April 22, 2021) or from the most recent date on which interest on the Original Notes has been paid, whichever is later. If your Original Notes are accepted for exchange, you will receive interest on the corresponding Exchange Notes and not on the Original Notes. Any Original Notes not tendered will remain outstanding and continue to accrue interest according to their terms.

Guarantees	The Notes will be guaranteed by certain of our subsidiaries that own any interest in the Collateral. See “Description of Notes — The Note Guarantees.”

Security; Collateral	The Notes and the guarantee of any Guarantor, to the extent of the Collateral owned by such Guarantor, will be secured by first-priority liens, subject to permitted liens, on the Collateral, which consists of our fee title, right and interest in and to the real estate on and buildings in which our principal domestic manufacturing facilities are located, in Des Moines, Iowa; Freeport, Illinois; Quincy, Illinois; and Bryan, Ohio. See “Description of Notes — Collateral” for more information and “Risk Factors—Risk Factors Related to the Exchange Notes” for risks related to the Collateral.

Ranking	The Notes will be:

• secured by first-priority liens on the collateral, subject to certain exceptions and permitted liens;

• senior in right of payment to all of our existing and future indebtedness that is subordinated in right of payment to the Notes, if any;

• effectively senior to all of our obligations under any existing or future unsecured indebtedness to the extent of the value of the Collateral;

• guaranteed by the Guarantors; and

• effectively subordinated to all of the existing and future liabilities, including trade payables, of our subsidiaries that do not guarantee the Notes.

The guarantees will be:

• general unsecured obligations of our Guarantors, except to the extent of the Collateral owned by such Guarantors;

• pari passu in right of payment with all existing and future unsecured senior indebtedness of our Guarantors, except to the extent of the Collateral owned by such Guarantor;

• senior in right of payment to our Guarantors’ existing and future subordinated indebtedness, if any; and

• effectively subordinated to all existing and future secured indebtedness of our Guarantors secured by assets (other than the Collateral) up to the value of such assets securing such indebtedness.

See “Risk Factors — Risks Related to the Notes — The Notes will be effectively subordinated to the existing and future liabilities of our subsidiaries that do not guarantee the notes, and the guarantees will be unsecured, except to the extent of the Collateral owned by the Guarantors.”

Optional Redemption	We may redeem the Exchange Notes, in whole or in part, at any time on or after April 30, 2024 at the redemption prices described under “Description of Notes — Optional Redemption,” plus accrued and unpaid interest, if any.

Redemption with Certain Equity Proceeds	We may redeem up to 40% of the aggregate principal amount of the Exchange Notes using net proceeds from certain equity offerings completed prior to April 30, 2024.

Make-Whole Redemption	At any time prior to April 30, 2024, we may redeem the Exchange Notes, in whole or in part, by paying a redemption price equal to the sum of:

(1) 100% of the principal amount of the Exchange Notes to be redeemed, plus

(2)     the Applicable Premium for the Exchange Notes (as defined in “Description of Notes”), plus accrued and unpaid interest thereon, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Change of Control Offer	If we experience a Change of Control (as defined in “Description of Notes”), we will be required to make an offer to repurchase the Exchange Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase, unless a third party makes a Change of Control Offer (as defined in “Description of Notes”) in the manner, at the times and otherwise in compliance with the requirements of the Indenture governing the Notes and purchase all Notes properly tendered and not withdrawn under the Change of Control Offer. There is no assurance we will have adequate funds for such an offer. See “Description of Notes — Repurchase at the Option of Holders — Change of Control”.

Certain Covenants	The Indenture governing the Notes contains certain covenants that will, among other things, limit our ability and the ability of our restricted subsidiaries to:

• incur, assume or guarantee additional indebtedness or issue preferred stock;

• pay dividends or make other equity distributions to our shareholders;

• purchase or redeem our capital stock;

• make certain investments;

• create liens;

• create or permit to exist restrictions on our ability or the ability of our restricted subsidiaries to make certain payments or distributions;

• sell or otherwise dispose of assets;

• engage in sale and leaseback transactions;

• engage in transactions with our affiliates; and

• merge or consolidate with another entity or transfer all or substantially all of our assets.

All of these restrictive covenants are subject to a number of important exceptions and qualifications. See “Description of Notes — Certain Covenants”.

Form of the Exchange Notes	The Exchange Notes will be represented by one or more permanent global securities in registered form deposited with U.S. Bank National Association, as custodian, for the benefit of The Depository Trust Company. You will not receive notes in registered form, unless one of the events set forth under the heading “Description of the Notes—Book-Entry, Delivery and Form” occurs. Instead, beneficial interests in the Exchange Notes will be shown on, and transfers of these interests will be effected only through, records maintained in book-entry form by The Depository Trust Company with respect to its participants.

Absence of a Public Market	There has been no public market for the Original Notes, and no active market for the Exchange Notes is currently anticipated. We do not intend to apply for a listing of the Exchange Notes on any securities exchange or inclusion in any automated quotation system. We cannot make any assurances regarding the liquidity of the market for the Exchange Notes, the ability of holders to sell their Notes or the price at which holders may sell their Notes. See “Plan of Distribution.”

Use of Proceeds	We will not receive any proceeds from the exchange offer. For a description of the use of proceeds from the offering of the Original Notes, see “Use of Proceeds.”

Trustee	U.S. Bank National Association is serving as the trustee and collateral trustee under the Indenture.

Risk Factors

As a holder of our Original Notes, your investment is subject to various risks and uncertainties, including those described under “Risk Factors,” beginning on page 19, and your investment will remain subject to those risks and uncertainties if you exchange your Original Notes for Exchange Notes.

RISK FACTORS

The Exchange Notes, like the Original Notes, entail a high degree of risk. In deciding whether to participate in the exchange offer, you should consider the risks associated with the nature of our industry, the nature of our business and the risk factors relating to the Notes and the exchange offer, in addition to the other information contained in this prospectus and incorporated by reference herein. You should carefully consider the following factors before making a decision to exchange your Original Notes for Exchange Notes. Any of the following risks and the risks described in the 2020 Form 10-K, and additional risks and uncertainties not currently known to the Company or those the Company currently views to be immaterial, may also materially and adversely affect the Company’s business, financial condition or results of operations. In such case, you may lose all or part of your original investment.
Risks Related to the Company’s Operations

The Company is subject to various risks and uncertainties, including those described below, relating to or arising out of the nature of its business and general business, economic, financing, legal, and other factors or conditions that may affect the Company. Realization of any of the following risks could have a material adverse effect on Titan’s business, financial condition, cash flows, and results of operations and, in turn, the value of Titan securities. In addition, other risks not presently known or that the Company currently believes to be immaterial may also adversely affect Titan’s business, financial condition, and results of operations, perhaps materially. The risks discussed below also include forward-looking statements, and actual results and events may differ substantially from those discussed or highlighted in these forward-looking statements. Before making an investment decision with respect to any of Titan securities, you should carefully consider the following risks and uncertainties described below and elsewhere in the 2020 Form 10-K.
Supplier and Raw Material Price Exposure
The Company is exposed to price fluctuations of key commodities.
The Company uses various raw materials, most significantly steel, natural rubber, synthetic rubber, carbon black, bead wire, and fabric in manufacturing its products across all of its market segments. The Company does not generally enter into long-term commodity contracts and does not use derivative commodity instruments to hedge exposures to commodity market price fluctuations.  Therefore, the Company is exposed to price fluctuations of key commodities.   In addition, our business is susceptible to increases in other costs such as energy and natural gas prices to run our operating facilities as a result of factors beyond our control, including unfavorable weather conditions. Although the Company attempts to pass on certain material price and other cost increases to its customers, there is no assurance that the Company will be able to do so in the future.  Any increase in the price of steel and rubber that is not passed on to customers could result in declining margins and have a material adverse effect on Titan’s financial condition and results of operations.

Demand for global logistical services, including container shortages, can negatively impact the cost of delivery to the end customer and unexpected delays in meeting delivery requirements to the end customer.
The Company uses various logistical providers and transportation methods including containers to transport its products to the end customers. The overall demand for containers depends largely on the rate of world trade and economic growth. During the first quarter of 2021, the global economy has experienced a surge in demand worldwide for logistical services which has resulted in a global shortage of shipping containers, congested seaports and capacity constraints on vessels, among other challenges. The Company is exposed to significant price fluctuations on global shipping costs as well as uncertainty in terms of shipping delays as a result of the container demand and shortages. While the Company does attempt to pass on certain shipping and delivery related charges to its customer, there is no assurance that the Company will be able to do so into the future which could result in declining margins and have a material adverse effect on Titan's financial condition and results of operations.
The Company relies on a limited number of suppliers.
The Company currently relies on a limited number of suppliers for certain key commodities, which consist primarily of steel and rubber, in the manufacturing of Titan products.  If the Company’s suppliers are unable to provide raw materials to Titan in a timely manner, or are unable to meet our quality, quantity or cost requirements, the Company may not in all cases be able to promptly obtain substitute sources. Any extended delay in receiving critical materials could impair Titan’s ability to deliver products to its customers. The loss of key suppliers, the inability to establish relationships with replacement suppliers, or the inability of Titan's suppliers to meet price, quality, quantity, and delivery requirements could have a significant adverse impact on the Company’s results of operations.
The Company has international operations and purchases raw material from foreign suppliers
The Company had total aggregate net sales outside the United States of approximately $675.9 million, $776.1 million, and $890.5 million for the years ended December 31, 2020, 2019, and 2018, respectively. Net sales outside the United States have become a significant proportion of total net sales, accounting for 54% of net sales for the year ended December 31, 2020, and 54% and 56% for each of the years ended December 31, 2019, and 2018, respectively. Net sales from these international operations are expected to continue to represent a similar portion of total net sales for the foreseeable future.
International Operations and Sales
International operations and sales are subject to a number of risks and restrictions
International operations and sales are subject to a number of risks and restrictions, that are not generally applicable to Titan’s North American operations including, but not limited to, risks with respect to currency exchange rates, economic and political destabilization, other disruption of foreign markets, restrictive actions by foreign governments (such as restrictions on transfer of funds, export duties, and quotas and foreign customs) and local epidemics or pandemics such as the new coronavirus that originated in China.  Other risks include changes in foreign laws regarding trade and investment; difficulties in establishing and maintaining relationships with respect to product distribution and support; nationalization; reforms of United States laws and policies affecting trade, restrictions on foreign investment, and restrictions on loans to foreign entities; and changes in foreign tax and other laws.  There may also be restrictions on the Company's ability to repatriate earnings and investments from international operations. There can be no assurance that one or a combination of these factors will not have a material adverse effect on the Company’s ability to increase or maintain its international sales and results of operations.
Foreign Suppliers
The Company purchases raw materials from foreign suppliers
The Company purchases raw materials from foreign suppliers.  The production costs, profit margins, and competitive position of the Company are affected by the strength of the currencies in countries where Titan purchases goods, relative to the strength of the currencies in countries where the products are sold.  The Company’s results of operations, cash flows, and financial position may be affected by fluctuations in foreign currencies.
Industry and Customer Base
The Company operates in cyclical industries and is subject to changes in the economy.
The Company's sales are substantially dependent on three major industries: agricultural equipment, earthmoving/construction equipment, and consumer products.  The business activity levels in these industries are subject to specific industry and general economic cycles.  Any downturn in these industries or the general economy could drive decreases in demand for Titan’s products and have a material adverse effect on Titan’s business.
The agricultural equipment industry is affected by crop prices, farm income and farmland values, weather, export markets, and government policies. The earthmoving/construction industry is affected by the levels of government and private construction spending and replacement demand. The mining industry, which is within the earthmoving/construction industry, is affected by raw material commodity prices. The consumer products industry is affected by consumer disposable income, weather, competitive pricing, energy prices, and consumer attitudes. In addition, the performance of these industries is sensitive to interest rate and foreign exchange rate changes and varies with the overall level of economic activity. The cyclical and volatile nature of the industries on which our sales are substantially dependent results in significant fluctuations in profits and cash flow from period to period and over the business cycle.

The Company’s revenues are seasonal in nature due to Titan’s dependence on seasonal industries.
The agricultural, earthmoving/construction, and consumer markets are seasonal, with typically lower sales during the second half of the year. This seasonality in demand has resulted in fluctuations in the Company’s revenues and operating results between the first half and the second half of the year.  Because much of Titan’s overhead expenses are fixed, seasonal trends can cause volatility in profit margins and Titan's financial condition, especially during slower periods.
The Company’s customer base is relatively concentrated.
The Company’s ten largest customers, which are primarily original equipment manufacturers (OEMs), accounted for 35% of Titan’s net sales for 2020. Net sales to Deere & Company represented 11% of total 2020 sales. No other customer accounted for 10% or more of Titan's net sales in 2020. Titan’s business could be adversely affected if one of its larger customers reduces, or otherwise eliminates in full, its purchases from Titan due to work stoppages or slow-downs, financial difficulties, as a result of termination provisions, competitive pricing, or other reasons.  There is also continuing pressure from OEMs to reduce costs, including the cost of products and services purchased from outside suppliers such as Titan, and in that regard OEMs may develop in-house tire and wheel capabilities.  There can be no assurance that Titan will be able to maintain its long-term relationships with its major customers which could have an adverse effect on the Company's results of operations.
The Company faces substantial competition from domestic and international companies.
The Company competes with several domestic and international competitors, some of which are larger and have greater financial and marketing resources than Titan.  Titan competes on the basis of price, quality, sales support, customer service, design capability, and delivery time.  The Company’s ability to compete with international competitors may be adversely affected various factors including, currency fluctuations and tariffs imposed by domestic and foreign governments.  In addition, certain OEM customers could elect to manufacture certain products to meet their own requirements or to otherwise compete with Titan. The success of the Company's business depends in large part on its ability to provide comprehensive wheel and tire assemblies to its customers. The development or enhancement by Titan's competitors of similar capabilities could adversely affect its business.
There can be no assurance that Titan’s businesses will not be adversely affected by increased competition in the Company’s markets, or that competitors will not develop products that are more effective or less expensive than Titan products or which could render certain products less competitive.  From time to time certain competitors have reduced prices in particular product categories, which has caused Titan to reduce prices. There can be no assurance that in the future Titan’s competitors will not further reduce prices or that any such reductions would not have a material adverse effect on Titan’s business.

The Company could be negatively impacted if Titan fails to maintain satisfactory labor relations.
Titan is party to collective bargaining agreements covering a portion of the Company's workforce. If Titan is unable to maintain satisfactory labor relations with its employees covered by collective bargaining agreements, these employees could engage in strikes, or the Company may otherwise experience work slowdowns or be subject to other labor actions. Any such actions, and any other labor disputes with the Company’s employees domestically or internationally, could materially disrupt its operations. Future collective bargaining agreements may impose significant additional costs on Titan, which could adversely affect its financial condition and results of operations.
Liquidity
The Company’s revolving credit facility and other debt obligations contain covenants that could limit the Company's financial and operational flexibility.
The Company’s revolving credit facility, the indenture relating to the Company’s 6.50% senior secured notes due 2023 and other debt obligations contain covenants and restrictions that may impact the Company’s business. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources - Debt Restrictions” in the 2020 10-K for a further discussion of these covenants and restrictions. A breach of one or more of the covenants could result in adverse consequences that could negatively impact the Company's business, results of operations and financial condition. These consequences could limit Titan’s ability to respond to market conditions, to provide for unanticipated capital investments, to raise additional debt or equity capital, to pay dividends, or to take advantage of business opportunities, including future acquisitions.  Titan’s ability to comply with the covenants may be affected by events beyond its control, including prevailing economic, financial, and industry conditions.
The Company is subject to risks related to payment of cash to RDIF if OFAC does not approve the issuance of Titan common shares to RDIF.
The Company continues to be in contact with the Office of Foreign Asset Control (“OFAC”) regarding the release of 4,032,259 shares of Titan common stock (the “escrowed shares”) that were issued to an escrow account on behalf of RDIF in 2019 as part of the settlement of RDIF’s put option under the Voltyre-Prom shareholders agreement. OFAC has yet to approve the release of the escrowed shares to RDIF. If the escrowed shares are not released to RDIF by December 31, 2021, then Titan and RDIF may seek alternative settlement terms, which could include the payment by Titan to RDIF of $25 million in cash (which is the approximate value of the escrowed shares when issued in February 2019) and the return of the escrowed shares to Titan.

International
The Company may be affected by unfair trade.
Titan faces intense competition from producers both in the United States and around the world, some of which may engage in unfair trade practices.  For example, in early January 2016, Titan, along with the United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Worker International Union, AFL-CIO, CLC of Pittsburgh, Pennsylvania, filed petitions with the U.S. Department of Commerce (DOC) and the U.S. International Trade Commission (ITC) alleging that imported off-the-road tires from India and Sri Lanka and wheel and tire assemblies from China were being dumped and/or subsidized and were a cause of material injury to the domestic industry. Unfair trade may have a material adverse effect on Titan's business.
The Company may be adversely affected by changes in government regulations and policies.
Domestic and foreign political developments and government regulations and policies directly affect the agricultural, earthmoving/construction, and consumer products industries in the United States and abroad. Regulations and policies in the agricultural industry such as those concerning greenhouse gas emissions in the United States and ongoing U.S. budget issues could negatively impact the Company's business. The earthmoving/construction industry is affected by changes in construction activity, housing starts, and other regulations related to the mining and the construction of roads, bridges, and infrastructure. The modification or adoption of existing laws, regulations, or policies could have an adverse effect on any one or more of these industries and, therefore, on Titan’s business.
Additionally, the United Kingdom (UK) officially withdrew from the EU (Brexit) on December 31, 2020. There is uncertainty as to the scope, nature and terms of the relationship between the UK and the EU after the Brexit Transition Period. This uncertainty could adversely impact customer or investor confidence, result in additional market volatility, legal uncertainty and divergent national laws and regulations.
Legal and Compliance
Unfavorable outcomes of legal proceedings could adversely affect Titan's results of operations.
The Company is a party to routine legal proceedings arising out of the normal course of business.  Due to the difficult nature of predicting unresolved and future legal claims, the Company cannot anticipate or predict any material adverse effect on its consolidated financial condition, results of operations, or cash flows as a result of efforts to comply with, or its liabilities pertaining to, legal judgments. Any adverse outcome in any litigation involving Titan or any of its subsidiaries could negatively affect the Company's business, reputation, and financial condition.

The Company is subject to anti-corruption laws and regulations.
The Company has international operations and must comply with anti-corruption laws and regulations including the U.S. Foreign Corrupt Practices Act (FCPA). These anti-bribery laws generally prohibit companies and their intermediaries from making improper payments or providing anything of value for the purpose of obtaining or retaining business. The FCPA prohibits these payments regardless of local customs and practices. Safeguards that Titan may implement to discourage these practices could prove to be ineffective, and violations of these laws may result in criminal or civil sanctions or other liabilities or proceedings against Titan and could adversely affect the Company's business and reputation.
The Company may be subject to product liability and warranty claims.
The Company warrants its products to be free of certain defects and, accordingly, may be subject, in the ordinary course of business, to product liability or product warranty claims.  Losses may result or be alleged to result from defects in Titan products, which could subject the Company to claims for damages, including consequential damages.  There can be no assurance that the Company's insurance coverage will be adequate for liabilities actually incurred or that adequate insurance will be available on terms acceptable to the Company. Any claims relating to defective products that result in liability exceeding Titan’s insurance coverage could have a material adverse effect on Titan's financial condition and results of operations. Further, claims of defects could result in negative publicity against Titan, which could adversely affect the Company’s business and reputation.
The Company is subject to risks associated with climate change regulations.
Governmental regulatory bodies in the United States and other countries have adopted, or are contemplating introducing regulatory changes in response to the potential impacts of climate change.  Laws and regulations regarding climate change and energy usage may impact the Company directly through higher costs for energy and raw materials.  The Company’s customers may also be affected by climate change regulations that may impact future purchases of the Company's products.  Physical climate change may potentially have a large impact on the Company’s two largest industry segments, agriculture and earthmoving/construction.  The potential impacts of climate change and climate change regulations are highly uncertain at this time, and the Company cannot anticipate or predict any material adverse effect on its consolidated financial condition, results of operations, or cash flows as a result of climate change and climate change regulations.
The Company is subject to risks associated with environmental laws and regulations.
The Company’s operations are subject to federal, state, local, and foreign laws and regulations governing, among other things, emissions to air, discharge to waters, and the generation, handling, storage, transportation, treatment, and disposal of waste and other materials.  The Company’s operations entail risks in these areas, and there can be no assurance that Titan will not incur material costs or liabilities, including in connection with complying with the laws and regulations and any required remediation.  In addition, potentially significant expenditures could be required in order to comply with evolving environmental and health and safety laws, regulations, or requirements that may be adopted or imposed in the future. Titan’s customers may also be affected by environmental laws and regulations that may impact future purchases of the Company's products.
The Company is subject to corporate governance requirements, and costs related to compliance with, or failure to comply with, existing and future requirements could adversely affect Titan’s business.
The Company is subject to corporate governance requirements under the Sarbanes-Oxley Act of 2002, as well as rules and regulations of the Securities and Exchange Commission (SEC), the Public Company Accounting Oversight Board (PCAOB), and the New York Stock Exchange (NYSE). These laws, rules, and regulations continue to evolve and may become increasingly restrictive in the future. Failure to comply with these laws, rules, and regulations may have a material adverse effect on Titan’s reputation, financial condition, and the value of the Company’s securities.
The Company is subject to risks associated with maintaining adequate disclosure controls and internal controls over financial reporting.
Failure to maintain adequate financial and management processes and controls could affect the accuracy and timing of the Company's financial reporting. Testing and maintaining effective internal control over financial reporting and disclosures involves significant costs and could divert management's attention from other matters that are important to Titan's business. If the Company does not maintain adequate financial and management personnel, processes, and controls, it may not be able to accurately report its financial performance on a timely basis, the Company may be otherwise unable to comply with the periodic reporting requirements of the Securities and Exchange Commission and the listing of the Company’s common stock on the NYSE could be suspended or terminated, each of which could have a material adverse effect on the confidence in the Company's financial reporting, its credibility in the marketplace, and the trading price of Titan's common stock.
Information Technology and Data Protection
The Company may be adversely affected by a disruption in, or failure of, information technology systems.
In the ordinary course of business, the Company relies upon information technology systems, some of which are managed by third parties, to process, transmit, and store electronic information. Technology systems are used in a variety of business processes and activities, including purchasing, manufacturing, distribution, invoicing, and financial reporting. The Company utilizes security measures and business continuity plans to prevent, detect, and remediate damage from computer viruses, natural disasters, unauthorized access (whether through cybersecurity attacks or otherwise), utility failures, and other similar disruptions. Despite Titan's security measures and safeguards, a security breach or information technology system interruption or failure may disrupt and affect the Company's business, resulting in customer dissatisfaction, potential legal claims and adversely affect Titan’s results of operations and financial conditions. There can be no assurance that any such security measures or plans will be sufficient to mitigate all potential risks to Titan's systems, networks, and information. Further a significant theft, loss, or fraudulent use of customer or employee information could adversely impact the Company's reputation and could result in unauthorized release of confidential or otherwise protected information, significant costs, fines, and litigation, including with respect to enhanced cybersecurity protection and remediation costs. The Company is currently undergoing upgrades and improvements to its core enterprise resource planning (ERP) systems which are ‘cloud based’. Despite adequate security measures, these systems are vulnerable to disruption of service and security breaches as mentioned above. Further, investment in the ‘cloud based’ systems may have an adverse impact on short-term results of operations and financial condition.
The Company is subject to governmental laws, regulations and other legal obligations related to privacy and data protection.
The legislative and regulatory framework for privacy and data protection issues worldwide is rapidly evolving and is likely to remain uncertain for the foreseeable future. Titan collects personally identifiable information (PII) and other data as integral parts of its business processes and activities. This data is subject to a variety of U.S. and international laws and regulations, including oversight by various regulatory or other governmental bodies. Many foreign countries and governmental bodies, including the European Union, Canada, and other relevant jurisdictions where we conduct business, have laws and regulations concerning the collection and use of PII and other data obtained from their residents or by businesses operating within their jurisdiction that are more restrictive than those in the U.S. Additionally, in 2016, the European Union adopted the General Data Protection Regulation (GDPR) that imposes more stringent data protection requirements and provides for greater penalties for noncompliance. Any inability, or perceived inability, to adequately address privacy and data protection concerns, even if unfounded, or comply with applicable laws, regulations, policies, industry standards, contractual obligations, or other legal obligations could result in additional cost and liability to the Company or Company officials, damage our reputation, inhibit sales, and otherwise adversely affect our business.
General
The COVID-19 pandemic has adversely impacted, and will likely continue to adversely affect, the Company's business, operating results and financial condition.
COVID-19 has spread to the majority of the countries in which we operate. This has significantly impacted our workforce and our operations, including as a result of government mandates in certain countries to work from home to minimize the spread of the virus. The Company’s operations were significantly curtailed in March 2020 and the second quarter of 2020 and may continue to be curtailed until the widespread outbreak is contained. COVID-19 has had a significant impact on our ability to conduct business and has affected the Company's operational and financial performance. We have experienced and expect to continue to experience unpredictable disruption in the demand for our products in our end-markets.
If the pandemic continues and conditions worsen, we may experience additional adverse impacts on our operational and commercial activities, costs, customer orders, and collections of accounts receivable, which may be material, and the extent and nature of these adverse impacts on our future operational and commercial activities, costs, customer orders and our collections remains uncertain even if conditions begin to improve. Furthermore, the pandemic has impacted and may further impact the broader economies of affected countries, including negatively impacting economic growth, foreign currency exchange rates and interest rates. Due to the continued uncertainty of the pandemic and the range of governmental and community reactions thereto, there is uncertainty around its duration, ultimate impact and the timing of recovery. Therefore, the pandemic could lead to an extended disruption of economic activity and could materially impact our business, our consolidated results of operations, financial position, cash flows and/or market capitalization, and result in asset impairment charges, including long-lived assets.
The Company is subject to foreign currency translation risk.
The Company operates in many worldwide locations and transacts business in many foreign currencies. Titan's financial statements are reported in U.S. dollars with financial statements of international subsidiaries being initially recorded in foreign currencies and translated into U.S. dollars. Large fluctuations in currency exchange rates between the U.S. dollar and other global currencies may have a material adverse impact on the Company's financial condition, results of operations, and liquidity.
The Company may incur additional tax expense or tax exposure.
The Company is subject to income taxes in the United States and numerous foreign jurisdictions, and has domestic and international tax liabilities which are dependent upon the distribution of income among these different jurisdictions. Titan's income tax provision and cash tax liability in the future could be adversely affected by numerous factors, including income before taxes being lower than anticipated in countries with lower statutory tax rates and higher than anticipated in countries with higher statutory tax rates, changes in the valuation of deferred tax assets and liabilities, and changes in tax laws and regulations.
The Company is subject to risks related to uncertainties in global and regional economic conditions.
Our results of operations are materially affected by economic conditions globally, regionally and in the particular industries we serve. The demand for our products tends to be cyclical and can be significantly reduced in periods of economic weakness characterized by lower levels of government and business investment, lower levels of business confidence, lower corporate earnings, high real interest rates, lower credit activity or tighter credit conditions, higher unemployment and lower consumer spending. Economic conditions vary across regions and countries, and demand for our products generally increases in those regions and countries experiencing economic growth and investment. Slower economic growth or a change in the global mix of regions and countries experiencing economic growth and investment could have an adverse effect on our business, results of operations and financial condition.
The Company is not insured against all potential losses and could be harmed by natural disasters, catastrophes, or sabotage.
The Company's business activities involve substantial investments in manufacturing facilities and products are produced at a limited number of locations. These facilities could be materially damaged, including as a result of natural disasters, such as fires, floods, tornadoes, hurricanes, and earthquakes, or by sabotage. The Company could incur uninsured losses and liabilities arising from such events, as well as damage to its reputation, and/or suffer material losses in operational capacity and efficiency, which could have a material adverse impact on Titan's business, financial condition, and results of operations.
Acquisitions/divestitures may require significant resources and/or result in significant losses, costs, or liabilities.
Any future acquisitions or divestitures will depend on the Company’s ability to identify suitable opportunities, to negotiate acceptable terms, and to finance acquisitions. Titan will also face competition for suitable acquisition candidates, which may increase costs. In addition, acquisitions and divestitures require significant managerial attention, which may be diverted from current operations. Furthermore, acquisitions and divestitures of businesses or facilities entail a number of additional risks and challenges including: integrating acquisitions with existing operations; and separating operations in connection with dispositions; applying internal controls and processes throughout the acquired business; potential disruption of the Company's ongoing business; inability to maintain key customer, supplier, and employee relationships; potential that transactions do not produce satisfactory returns on a timely basis or at all; and exposure to unanticipated liabilities.
International acquisitions or divestitures may be more complex and time consuming. Also, international acquisitions and divestitures may include a number of additional risks, including the integration of acquisitions or separation of divestitures in compliance with foreign laws and regulations and business and accounting systems.
Subject to the terms of its existing indebtedness, the Company may finance future acquisitions with cash from operations, additional indebtedness, and/or by issuing additional equity securities.  These commitments may impair the operation of Titan’s businesses.  In addition, the Company could face financial risks associated with incurring additional indebtedness, such as reducing liquidity and access to financing markets and increasing the amount of cash flow required to service such indebtedness.

Risk Factors Related to the Exchange Offer
If you do not properly tender your Original Notes, your ability to transfer such Original Notes will be adversely affected.

We will only issue Exchange Notes for Original Notes that are timely received by the exchange agent together with all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the Original Notes and you should carefully follow the instructions on how to tender your Original Notes. None of the issuer, the Guarantors or the exchange agent is required to tell you of any defects or irregularities with respect to your tender of the Original Notes. If you do not tender your Original Notes or if your tender of Original Notes is not accepted because you did not tender your Original Notes properly, then, after consummation of the exchange offer, you will continue to hold Original Notes that are subject to the existing transfer restrictions. After the exchange offer is consummated, if you continue to hold any Original Notes, you may have difficulty selling them because there will be fewer Original Notes remaining and the market for such Original Notes, if any, will be much more limited than it is currently. In particular, the trading market for unexchanged Original Notes could become more limited than the existing market for the Original Notes and could cease to exist altogether due to the reduction in the amount of the Original Notes remaining upon consummation of the exchange offer. A more limited trading market might adversely affect the liquidity, market price and price volatility of such unexchanged Original Notes.
If you are a broker-dealer or participating in a distribution of the Exchange Notes, you may be required to deliver prospectuses and comply with other requirements.

If you tender your Original Notes for the purpose of participating in a distribution of the Exchange Notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes. If you are a broker-dealer that receives Exchange Notes for your own account in exchange for Original Notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of such Exchange Notes.
You may not be able to sell your Exchange Notes if a trading market for the Notes does not develop.

The Exchange Notes, as is currently the case with the Original Notes, will be securities for which there is currently no established trading market, and none may develop. We do not intend to apply for a listing of the Exchange Notes on any securities exchange or for quotation on any automated interdealer quotation system. The liquidity of any market for the Exchange Notes will depend on the number of holders of the Exchange Notes, the interest of securities dealers in making a market in the Exchange Notes and other factors. Accordingly, there can be no assurance as to the development or liquidity of any market for the Exchange Notes. If an active trading market does not develop, the market price and liquidity of the Exchange Notes may be adversely affected.
Risk Factors Related to the Notes

Unless otherwise noted, the risk factors related to the Notes described below apply to the Exchange Notes.
The Company’s debt will result in significant interest expense compared to its cash flows, which may limit its financial and operating flexibility.
The Company has substantial debt. As of December 31, 2020, after giving pro forma effect to the offering of the Notes and the use of proceeds therefrom as well as cash on hand to redeem the Company’s 2023 Notes, the Company would have had an aggregate of approximately $467.8 million of debt outstanding ($407.7 million of which was secured). As of December 31, 2020, on an as adjusted basis, giving effect to the February 2021 Amendment, the Company had approximately $104.4 million of remaining available revolving borrowing capacity of which $50.9 million was available for borrowing under its revolving credit facility and $46.7 million was available under its European credit facilities, subject to certain conditions. See “Capitalization.” The Company may incur additional indebtedness in the future, subject to limitations imposed by the Notes and its credit facility.
Due to its high level of debt, the Company has significant interest expense, which may become difficult for it to service from its net cash provided by operating activities. For the year ended December 31, 2020, the Company had interest expense of approximately $30.6 million and historical capital expenditures were $21.7 million, compared to historical net cash provided by operating activities of $57.2 million. For the foregoing reasons, it may be difficult for the Company to service its debt and make capital expenditures in the future unless the Company’s operations generate increased cash flow. If the Company is unable to service its debt, it may be forced to pursue one or more alternative strategies, such as reducing or delaying capital expenditures or selling assets.
The degree to which the Company is leveraged could have important consequences to holders of the Notes, including, but not limited to, the following: (i) a substantial portion of its cash flow from operations will be required to be dedicated to debt service and will not be available to the Company for its operations; (ii) the Company’s ability to obtain additional financing in the future for acquisitions, capital expenditures, working capital or general corporate purposes could be limited; (iii) certain of its borrowings are and any of its new borrowings may be at variable rates of interest which could result in higher interest expense in the event of increases in interest rates; and (iv) the Company may be substantially more leveraged than certain of its competitors, which may place it at a relative competitive disadvantage and make it more vulnerable to changing market conditions and regulations.

The Company’s ability to fulfill its obligations under the Notes is dependent upon its future financial and operating performance.
The Company’s ability to make interest and principal payments on the Notes when due and to satisfy its other debt obligations depends in part upon its future financial performance and upon its ability to renew or refinance its debt obligations or to raise additional equity capital. Prevailing economic conditions and financial, business and other factors, many of which are beyond the Company’s control, will affect its ability to make these payments. While the Company believes that cash flow from its operations will provide an adequate source of liquidity, a significant drop in its operating cash flow resulting from adverse economic conditions, competition and other uncertainties beyond the Company’s control would increase its need for alternative sources of liquidity. If the Company is unable to generate sufficient cash flow to meet its debt service obligations it will have to pursue one or more alternatives, such as:
•    reducing its operating expenses;
•    reducing or delaying capital expenditures;
•    selling assets; or
•    raising additional equity capital.
The Company cannot assure you that any of these alternatives could be accomplished on satisfactory terms, if at all, or that those actions would provide sufficient funds to retire the Notes and its other debt obligations.
The Notes will be effectively subordinated to the existing and future liabilities of our subsidiaries that do not guarantee the Notes, and the guarantees will be unsecured, except to the extent of the Collateral owned by the guarantors.

The Notes will be effectively subordinated to the existing and future liabilities, including trade payables, of our subsidiaries that do not guarantee the Notes. As of December 31, 2020, on a historical basis, our subsidiaries that do not guarantee the Notes had approximately $67.8 million aggregate principal amount of debt outstanding (including current maturities), $139.3 million of other liabilities and approximately $946.7 million of total assets. For the year ended December 31, 2020, on a historical basis, our subsidiaries that do not guarantee the Notes had approximately $1,261.0 million of net sales and approximately $(40.8) million of loss from operations.
The Notes will be guaranteed on a joint and several senior basis by all of our subsidiaries that own any interest in the Collateral. These guarantees will be unsecured, except to the extent of the Collateral owned by the guarantors, and will rank equally with all existing and future unsecured senior obligations of our guarantors and will be effectively subordinated to existing and future secured debt of the guarantors to the extent of the assets (other than the Collateral) securing that indebtedness.

The Company’s subsidiaries that will not guarantee the Notes are subsidiaries that do not own the Collateral. Certain of the Company’s significant domestic subsidiaries are co-borrowers under its revolving credit facility.
Restrictive covenants in the Company’s credit facility and the indenture for the Notes may restrict its ability to pursue its business strategies or repay the Notes.
The indenture and the Company’s revolving credit facility limit its ability, among other things, to:
•    incur additional indebtedness or issue preferred stock;
•    create liens;
•    pay dividends and make distributions in respect of capital stock;
•    repurchase or redeem capital stock or prepay certain indebtedness;
•    make investments or certain other restricted payments;
•    sell certain assets;
•    issue or sell stock;
•    guarantee indebtedness;
•    enter into transactions with its affiliates; and
•    merge, consolidate or transfer all or substantially all of its assets.
These restrictions on management’s ability to operate the Company’s businesses could have a material adverse effect on the business of the Company. Its failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of the Company’s debt.
If the Company defaults under any financing agreements, its lenders could:
•    elect to declare all amounts borrowed to be immediately due and payable, together with accrued and unpaid interest; or
•    terminate their commitments, if any, to make further extensions of credit.
Despite our substantial indebtedness level, we and our subsidiaries will still be able to incur significant additional amounts of debt, which could further exacerbate the risks associated with our substantial indebtedness.
We may be able to incur substantial additional indebtedness in the future. Although the indenture governing the Notes and our revolving credit facility contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of significant qualifications and exceptions and, under certain circumstances, the amount of indebtedness that could be incurred in compliance with these restrictions could be substantial. If new debt is added to our existing debt levels, the related risks that we now face would increase. In addition, the indenture governing the Notes and our revolving credit facility do not prevent us from incurring obligations that do not constitute indebtedness under such agreements.
If we default under the indenture governing the Notes, the value of the Collateral securing the Notes may not be sufficient to repay the holders of the Notes.
The Notes will be secured on a first-priority lien basis, subject to certain permitted liens, by the Collateral, which consists of our fee title, right and interest in and to the real estate on and buildings in which our U.S. manufacturing facilities are located, in Des Moines, Iowa; Freeport, Illinois; Quincy, Illinois; and Bryan, Ohio. See “Description of Notes—Collateral.” In addition, subject to the covenants and conditions contained in the indenture, we will be permitted to incur additional debt, which may be secured. The Notes will otherwise rank equally with all of our existing and future senior indebtedness that is not subordinated in right of payment to the Notes.
No appraisals of any Collateral have been prepared in connection with this offering. The value of the Collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers. By their nature, some or all of the pledged assets may be illiquid and may have no readily ascertainable market value. We cannot assure you that the fair market value of the Collateral as of the date of this prospectus exceeds the principal amount of the indebtedness secured thereby. The value of the assets mortgaged as Collateral for the Notes could be impaired in the future as a result of changing economic conditions, our failure to implement our business strategy, competition or other future trends.
We cannot assure you that, in the event of a foreclosure, the proceeds from the sale of the Collateral would be sufficient to satisfy the amounts outstanding under the Notes and any United States claims on the property. If such proceeds were not sufficient to repay amounts outstanding under the Notes, the holders of such Notes (to the extent not repaid from the proceeds of the sale of the Collateral) would have only an unsecured claim against our and our subsidiary guarantors’ remaining assets, which claim will rank equal in priority to the unsecured claims with respect to any unsatisfied portion of our other senior indebtedness.
It may be difficult to realize the value of the Collateral securing the Notes.
The Collateral securing the Notes is subject to any and all defects, encumbrances, liens and other title exceptions as may be accepted by the collateral trustee for the Notes, whether on or after the date the Notes are issued pursuant to the corresponding title insurance policy. The existence of any such exceptions, defects, encumbrances, liens or other imperfections could adversely affect the value of the Collateral securing the Notes as well as the ability of the collateral trustee to realize or foreclose on such Collateral.
In addition, the Collateral only consists of real property, not equipment, fixtures and other assets on the real property. Consequently, the Collateral will have limited value.

State law may limit the ability of the collateral trustee for the holders of the Notes to foreclose on the real property and improvements included in the Collateral.
The Notes will be secured on a first-priority lien basis, subject to certain permitted liens, by the Collateral. The laws of the states in which the real property and improvements are located may limit the ability of the collateral trustee to foreclose on the real property Collateral (including improvements thereon). Laws of those states govern the perfection, enforceability and foreclosure of mortgage liens against real property interests which secure debt obligations such as the Notes. These laws may impose procedural requirements for foreclosure different from and necessitating a longer time period for completion than the requirements for foreclosure of security interests in personal property. Debtors may have the right to reinstate defaulted debt (even if it has been accelerated) before the foreclosure date by paying the past due amounts and a right of redemption after foreclosure. Governing laws may also impose “security first” and “one-action” rules, which can affect the ability to foreclose or the timing of foreclosure on real and personal property collateral regardless of the location of the collateral and may limit the right to recover a deficiency following a foreclosure.

The holders of the Notes and the trustee also may be limited in their ability to enforce a breach of the covenant described in “Description of Notes—Certain Covenants—Liens.” Some decisions of state courts have placed limits on a lender’s ability to accelerate debt secured by real property upon breach of covenants prohibiting the creation of certain junior liens or leasehold estates, and thus lenders may need to demonstrate that enforcement is reasonably necessary to protect against impairment of the lender’s security or to protect against an increased risk of default. Although the foregoing court decisions may have been preempted, at least in part, by certain federal laws, the scope of such preemption, if any, is uncertain. Accordingly, a court could prevent the trustee and the holders of the Notes from declaring a default and accelerating the Notes by reason of a breach of this covenant, which could have a material adverse effect on the ability of holders to enforce the covenant.
Not all of the assets related to, or needed for the operation of, the Collateral will be pledged to secure the Notes. The value of the Collateral may be diminished by the absence of security interests in, and assured access to, those assets.
As described under the caption “Description of Notes—Security for the Notes,” the Notes and the guarantees will be secured only by the Collateral. The collateral trustee will not have a security interest in any of our other assets or the assets of our subsidiaries including equipment, certain contracts, licenses and permits necessary to operate these manufacturing facilities. Furthermore, following an event of default under our revolving credit agreement, a representative of the lenders thereunder will have the right to occupy the real estate comprising the Collateral for a certain period of time to access inventory, receivables and any other Collateral located on the premises. The value of the Collateral may be diminished by the absence of security interests in, and assured access to, those other assets.

Security over the Collateral on which a lien in favor of the collateral trustee is required will not be in place on the issue date and will not be perfected on the issue date.
The security interests required under the indenture for the Notes offered hereby will not be in place on the date of the issuance of the Notes and will not be perfected on such date. We will be required to use reasonable best efforts to have such security interests thereafter granted or perfected, to the extent required by the security documents, within 120 days of the issue date. If we are unable to record any required mortgage, the Collateral securing the Notes will be reduced or eliminated. Further, prior to the perfection of such security interests, holders of the Notes may not benefit from such security interest. If we or any guarantor were to become subject to a bankruptcy proceeding after the issue date of the Notes, a mortgage recorded more than 30 days after the issue date of the Notes would face a greater risk of being invalidated than if we had recorded it at the issue date or within such 30 day period. If a mortgage is recorded more than 30 days after the issue date, it will be treated under bankruptcy law as if it were delivered to secure previously existing debt, which is materially more likely to be avoided as a preference than if the mortgage were delivered at the time of the issue date of the Notes and recorded within such 30 day period. To the extent that the grant of any mortgage is avoided as a preference, you would lose the benefit of the property encumbered by that mortgage.
The Collateral can be released in certain circumstances without the consent of the holders of the Notes, which would increase the risks in bankruptcy or other situations.
Under the terms of the indenture for the Notes offered hereby, we will be permitted to sell or transfer the Collateral under certain circumstances. Therefore, the Collateral available to secure the Notes could be reduced in connection with the sales of assets, permitted investments or otherwise, subject to the use of proceeds requirements of the indenture. See “Description of Notes—Repurchase at the Option of Holders—Asset Sales” and “Description of Notes—Collateral—Release of Security Interests.”
The Collateral is subject to casualty risks.
We may insure certain Collateral against loss or damage by fire or other hazards. However, we may not maintain or continue such insurance, and there are some losses, including losses resulting from terrorist acts, that may be either uninsurable or not economically insurable, in whole or in part. As a result, we cannot assure holders of the Notes that the insurance proceeds will compensate us fully for our losses. If there is a total or partial loss of any of the mortgaged assets, we cannot assure holders of the Notes that the proceeds received by us in respect thereof will be sufficient to satisfy all of our secured obligations, including the Notes. Accordingly, even though there may be insurance coverage, the extended period needed to manufacture replacement units could cause significant delays.
The Collateral is subject to environmental laws that could result in a significant decrease in its value.
Our facilities use, and for many years have used, regulated substances in connection with our manufacturing operations. Specifically, petroleum products, coatings, paints, solvents, parts washing products and other chemicals are known to have been used in multiple locations. Under certain environmental laws, we could be required to clean up contamination even if such contamination were caused by a former owner or operator. Except as described in “Summary—Recent Developments—U.S. Environmental Protection Agency Litigation” above, we are not currently aware of any material obligation or liability relating to any on or off-site contamination; however, the discovery of previously unknown contamination in the future could require us to incur costs or liabilities that could be material. Such costs or liabilities could include those relating to the investigation and clean-up of contaminated areas, including groundwater, and to claims alleging personal injury, property damage or damage to natural resources and might significantly decrease the value of the Collateral.
Bankruptcy laws may limit your ability to realize value from the Collateral.
The right of the collateral trustee to repossess or dispose of the Collateral securing the Notes and guarantees is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against us. A bankruptcy proceeding could give rise to causes of action against the collateral trustee and the holders of the Notes even if a foreclosure sale has occurred. Following the commencement of a case under the U.S. Bankruptcy Code, a secured creditor such as the collateral trustee is stayed from foreclosing upon or repossessing its security from a debtor in a bankruptcy case, from disposing of collateral repossessed from such debtor, or from commencing or continuing a foreclosure sale, without prior bankruptcy court approval, which may not be obtained. Moreover, the U.S. Bankruptcy Code permits the debtor to continue to retain and use collateral, and the proceeds, products, rents or profits of the collateral, even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” varies according to circumstances, but it is intended generally to protect the value of the secured creditor’s interest in the collateral as of the commencement of the bankruptcy case. “Adequate protection” may include cash payments, the granting of additional security or otherwise if, and at such times as, the bankruptcy court in its discretion determines during the pendency of the bankruptcy case. A bankruptcy court may determine that a secured creditor is not entitled to any compensation or other protection in respect of the diminution in the value of its collateral if the value of the collateral exceeds the amount of the debt it secures.
Given the uncertainty as to the value of the Collateral securing the Notes at the time any bankruptcy case may be commenced, and in view of the fact that the granting of “adequate protection” varies on a case-by-case basis and remains within the broad discretionary power of the bankruptcy court, it is impossible to predict:
•    how long payments under the Notes could be delayed following commencement of a bankruptcy case;
•    whether or when the collateral trustee could repossess or dispose of any Collateral; and
•    whether or to what extent holders of the Notes would be compensated for any delay in payment or loss of value of the Collateral through any grant of “adequate protection.”

The value of the Collateral securing the Notes may not be sufficient to secure payment of interest after the commencement of a bankruptcy.
In the event a U.S. Bankruptcy Code proceeding is commenced by or against us, holders of the Notes may not be entitled under the Bankruptcy Code to interest accruing after the date of the bankruptcy filing. Holders of the Notes that have a security interest in Collateral with a value equal or less than their pre-bankruptcy claim likely will not be entitled to post-bankruptcy interest under the Bankruptcy Code. In addition, if any payments of post-bankruptcy interest had been made at or prior the time of such a finding of under-collateralization, those payments likely would be recharacterized by a bankruptcy court as a reduction of the principal amount of the secured claims with respect to the Notes. No appraisal of the fair market value of the Collateral has been prepared in connection with this offering, and we therefore cannot assure you that the value of the Collateral equals or exceeds the principal amount of the Notes. See “—If we default under the indenture governing the Notes, the value of the Collateral securing the Notes may not be sufficient to repay the holders of the Notes.”
Any future mortgage of Collateral might be avoidable in bankruptcy.
Any future mortgage of Collateral in favor of the collateral trustee, including pursuant to security documents delivered after the date of the indenture, might be avoidable by the mortgagor (as the debtor in possession in a bankruptcy proceeding) or by the trustee in bankruptcy if certain events or circumstances exist or occur, including, among others, if the mortgagor is insolvent at the time of the mortgage, the mortgage permits the holders of the Notes to receive a greater recovery than if the mortgage had not been given and a bankruptcy proceeding in respect of the mortgagor is commenced within 90 days following the mortgage or, in certain circumstances, a longer period.
A financial failure by us, our subsidiaries or any other entity in which we have an interest may result in the assets of any or all of those entities becoming subject to the claims of all creditors of those entities.
A financial failure by us, our subsidiaries or any other entity in which we have an interest could affect payment of the Notes if a bankruptcy court were to “substantively consolidate” us and our subsidiaries, including entities in which we have an interest but whose financial statements are not consolidated with our financial statements. If a bankruptcy court substantively consolidated us and our subsidiaries, including entities in which we have an interest but whose financial statements are not consolidated with ours, the assets of each entity would be subject to the claims of creditors of all entities. This would expose holders of the Notes not only to the usual impairments arising from bankruptcy, but also to potential dilution of the amount ultimately recoverable on account of any unsecured deficiency claim because of the larger creditor base. The indenture will not limit the ability of entities whose financial statements are not consolidated with us to incur debt, which could increase this risk.

A non-consensual restructuring of the Notes could be required in the event of a U.S. Bankruptcy Proceeding.
A forced restructuring of the Notes could occur through the “cram-down” provisions of the U.S. Bankruptcy Code. Under these provisions, the Notes could be restructured over your objections as to their general terms, including the interest rate and maturity date which could be modified along with other terms of the Notes.
U.S. federal and state statutes allow courts, under specific circumstances, to void guarantees and require Note holders to return payments received from guarantors.
U.S. federal and state statutes allow courts, under specific circumstances, to void guarantees and require Note holders to return payments received from guarantors. The issuance of the guarantees of the Notes by the guarantors may be subject to review under U.S. state and federal laws if a bankruptcy, liquidation or reorganization case or a lawsuit, including in circumstances in which bankruptcy is not involved, were commenced at some future date by, or on behalf of, the unpaid creditors of a guarantor. Under the U.S. bankruptcy law and comparable provisions of state fraudulent transfer and conveyance laws, any guarantees of the Notes could be voided, or claims in respect of a guarantee could be subordinated to all other existing and future debts of that guarantor if, among other things, and depending upon the jurisdiction whose laws are applied, the guarantor, at the time it incurs the indebtedness evidenced by its guarantee or, in some jurisdictions, when payments came due under such guarantee:
•    issued the guarantee with the intent of hindering, delaying or defrauding any present or future creditor; or
•    received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee and (1) was insolvent or rendered insolvent by reason of such incurrence, (2) was engaged in a business or transaction for which the guarantor’s remaining assets constitute unreasonably small capital or (3) intended to incur, or believed or reasonably should have believed that it would incur, debts beyond its ability to pay such debts as they mature.
A court would likely find that a guarantor did not receive reasonably equivalent value or fair consideration for its guarantee.
The indenture contains a “savings clause,” which limits the liability of each guarantor on its guarantee to the maximum amount that such guarantor can incur without risk that its guarantee will be subject to avoidance as a fraudulent transfer. We cannot assure you that this limitation will protect such guarantees from fraudulent transfer challenges or, if it does, that the remaining amount due and collectible under the guarantees would suffice, if necessary, to pay the Notes in full when due.
Furthermore, in the case Official Committee of Unsecured Creditors of TOUSA, Inc. v. Citicorp North America, Inc., the U.S. Bankruptcy Court for the Southern District of Florida held that a savings clause similar to the savings clause used in the indenture was unenforceable; for that and other reasons, the subsidiary guarantees were found to be fraudulent conveyances. The

United States Court of Appeals for the Eleventh Circuit subsequently affirmed the liability findings of the Bankruptcy Court without ruling directly on the enforceability of savings clauses generally. If the TOUSA decision is followed by other courts, the risk that the guarantees would be deemed fraudulent conveyances would be significantly increased. The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred.
Generally, however, a guarantor would be considered insolvent if:
•    the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•    the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability or its existing debts, including contingent liabilities, as they become absolute and mature; or
•    it could not pay its debts as they become due.
The Company cannot be certain as to the standard that a court would use to determine whether or not a guarantor was solvent upon issuance of the guarantee or, regardless of the actual standard applied by the court, that the issuance of the guarantee of the Notes would not be voided or subordinated to any guarantor’s other debt.
If a court voided a guarantee, you would no longer have a claim against such guarantor for amounts owed in respect of such guarantee and liens granted by any such guarantor would also likely be voided. In addition, a court might direct you to repay any amounts already received from such guarantor. If a court were to void any guarantee, funds may not be available from any other source to pay the Company’s obligations under the Notes.
There is no public trading market for the Notes.
The Notes are not listed on any national securities exchange or included in any automated dealer quotation system, nor does the Company intend to list them on any. While the initial purchasers in connection with the private placement advised the Company that they intend to make a market in the Notes, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. The Company cannot assure you that any active or liquid market will exist or develop for the Notes. If an active trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected. Any trading market that develops would be affected by many factors, including the level, direction and volatility of market interest rates, generally. The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future, which could have an adverse effect on the market prices of the Notes.

The ability of holders of Notes to require us to repurchase Notes as a result of a disposition of “substantially all” of our assets or a change in the composition of our board of directors is uncertain.
The definition of change of control in the indenture governing the Notes includes the direct or indirect sale, assignment, lease, conveyance or other disposition of all or “substantially all” of our and our subsidiaries’ assets, taken as a whole to any “person” or “group” (as those terms are used in Section 13(d) of the Exchange Act). Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase. Accordingly, the ability of a holder of Notes to require us to repurchase such Notes as a result of a sale, assignment, lease, conveyance or other disposition of less than all of our and our subsidiaries’ assets, taken as a whole, to another person or group is uncertain. In addition, a Delaware Chancery Court decision raised questions about the enforceability of provisions that are similar to those in the indenture governing the Notes offered hereby, related to the triggering of a change of control as a result of a change in the composition of a board of directors. Accordingly, the ability of a holder of Notes to require us to repurchase Notes as a result of a change in the composition of directors on our board is uncertain.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreement we entered into in connection with the issuance of the Original Notes. We will not receive any cash proceeds from the issuance of the Exchange Notes in the exchange offer. In consideration for issuing the Exchange Notes as contemplated in this prospectus, we will receive in exchange Original Notes in like principal amount. We will cancel and retire all Original Notes surrendered in exchange for Exchange Notes in the exchange offer. As a result, the issuance of the Exchange Notes will not result in any increase or decrease in our indebtedness.
We received net proceeds of approximately $394.1 million (after initial purchaser discounts and commissions and other fees and expenses) from the April 22, 2021 private placement of the Original Notes. On April 7, 2021 the Company delivered a notice of redemption to the holders of its 6.500% Senior Secured Notes due 2023. The 6.500% Senior Secured Notes due 2023 were redeemed on May 7, 2021 using the net proceeds from the Original Notes and cash on hand.

THE EXCHANGE OFFER
Purpose and Effect of the Exchange Offer
On April 22, 2021, we completed the issuance and sale of the Original Notes in an unregistered private placement to the investment banks that served as the initial purchasers. Following the sale, the initial purchasers then resold the Original Notes pursuant an offering circular dated April 8, 2021 to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to certain non-U.S. persons in transactions outside the United States in reliance on Regulation S under the Securities Act. The Original Notes are subject to transfer restrictions. In general, you may not offer or sell the Original Notes unless the offer and sale thereof are registered under the Securities Act or are exempt from or not subject to registration under the Securities Act and applicable state securities laws.
As part of the private placement, we and the Guarantors entered into a registration rights agreement with the initial purchasers. Under the registration rights agreement, we and the Guarantors agreed to file the registration statement of which this prospectus forms a part relating to our offer to exchange the Original Notes for Exchange Notes in an offering registered under the Securities Act. We and the Guarantors also agreed to:
•file with the SEC an exchange offer registration statement with respect to a registered offer to exchange the Original Notes for Exchange Notes under the Indenture in the same aggregate principal amount as and with terms that shall be identical in all respects to the Original Notes (but which will not contain terms with respect to payment of additional interest or transfer restrictions, as described below);
•use commercially reasonable efforts to cause the registration statement to become effective under the Securities Act; and
•use commercially reasonable efforts to consummate the exchange offer by January 17, 2022.
We and the Guarantors also agreed to keep the exchange offer registration statement effective for not less than 20 calendar days after the date on which notice of the exchange offer is mailed to the holders of the Original Notes.

In the event that:
•we and the Guarantors are not required to file an exchange offer registration statement or to consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy;
•for any reason, we do not consummate the exchange offer by January 17, 2022; or
•the exchange offer is not available to any holder of Original Notes;
then, we will be required to file a shelf registration statement with the SEC to provide for resales of all Original Notes. In that case, we and the Guarantors will be required to (a) use commercially reasonable efforts to cause the shelf registration statement to be declared effective on or before the 180th calendar day after the date on which such shelf registration statement is filed, and (b) maintain the effectiveness of the registration statement until the earlier of two years after the or the date when all of the Original Notes covered by the registration statement have been sold pursuant to such registration statement.

We will pay additional interest on the Original Notes if one of the following “registration defaults” occurs:
•we do not consummate the exchange offer by January 17, 2022;
•if required, the shelf registration statement is not filed or declared effective when required; or
•the exchange offer registration statement or shelf registration statement is declared effective, but thereafter fails to remain effective or usable in connection with resales for more than 45 calendar days.
If one of these registration defaults occurs, we will be required to pay liquidated damages in the form of additional interest on the Original Notes in an amount equal to 0.25% per year from the date of such registration default to the end of the first 90-day period after such date. The amount of additional interest will increase by an additional 0.25% per year for each subsequent 90-day period during which such registration default continues, up to a maximum of 1.00% per year. Following the cure of any registration default, additional interest will cease to accrue and the interest rate on the Original Notes will revert to 7.000%; provided, however, that if a subsequent registration default occurs, additional interest may again begin to accrue.
Terms of the Exchange Offer

Subject to the terms and conditions described in this prospectus and in the accompanying letter of transmittal, we will accept for exchange any and all Original Notes validly tendered and not withdrawn prior to 12:00 midnight, Eastern time, at the end of the expiration date. We will issue Exchange Notes in the same principal amount as the Original Notes surrendered in the exchange offer. Original Notes may be tendered only for Exchange Notes and only in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The exchange offer is not conditioned upon any minimum amount of Original Notes being tendered for exchange.
The terms of the Exchange Notes will be identical in all material respects to the terms of the Original Notes, except that:
•we will register the Exchange Notes under the Securities Act and, therefore, these Exchange Notes will not bear legends restricting their transfer; and
•specified rights under the registration rights agreement, including the provisions providing for registration rights and payment of additional interest in specified circumstances relating to the exchange offer, will be limited or eliminated.
The Exchange Notes will evidence the same indebtedness as the Original Notes. The Exchange Notes will be issued under the same Indenture and will be entitled to the same benefits under that Indenture as the Original Notes being exchanged. As of the date of this prospectus, $400.0 million in aggregate principal amount of the Original Notes are outstanding. Original Notes that are accepted for exchange will be retired and cancelled and not reissued.
In connection with the issuance of the Original Notes, we arranged for the Original Notes originally purchased by qualified institutional buyers (as defined in Rule 144A under the Securities Act) and those sold to non-U.S. persons in reliance on Regulation S under the Securities Act to be issued and transferable in book-entry form through the facilities of DTC, acting as depositary. Except as described in “Book-Entry Settlement and Clearance,” we will issue the Exchange Notes in the form of Global Notes registered in the name of DTC or its nominee and each beneficial owner’s interest in it will be transferable in book-entry form through DTC.
Holders of Original Notes do not have any appraisal or dissenters’ rights in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act, the rules and regulations of the SEC and state securities laws.
We will be deemed to have accepted for exchange validly tendered Original Notes when we have given oral or written notice of such acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the Exchange Notes from us.
If you tender Original Notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, except to the extent indicated by the instructions to the letter of transmittal, transfer taxes with respect to the exchange of Original Notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. Please read “The Exchange Offer—Fees and Expenses” for more details regarding fees and expenses incurred in connection with the exchange offer. We will return any Original Notes that we do not accept for exchange for any reason without expense to their tendering holders promptly after the expiration or termination of the exchange offer.

Original Notes not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest. These Original Notes will be entitled to the rights and benefits such holders have under the Indenture, but holders of Original Notes after the exchange offer in general will not have further rights under the registration rights agreement, including registration rights and any rights to additional interest. After completion of the exchange offer, holders of Original Notes wishing to transfer their Original Notes will have to rely on exemptions from the registration requirements of the Securities Act.
Expiration, Extension and Amendment

The exchange offer will expire at 12:00 midnight, Eastern time, at the end of November 1, 2021, unless, in our sole discretion, we extend it. If we so extend the expiration date, the term “expiration date” will mean the latest date and time to which we extend the exchange offer.
We reserve the right, in our sole discretion:
•to delay accepting any Original Notes if we amend or extend the exchange offer, consistent with Rule 14e-1(c) under the Exchange Act;
•to extend the exchange offer;
•to terminate the exchange offer if, in our sole judgment, any of the conditions described below are not satisfied; or
•to amend the terms of the exchange offer in any manner.

We will give oral or written notice of any delay, extension or termination to the exchange agent, followed by notification by press release or other public announcement no later than 9:00 a.m., Eastern time, on the next business day (being any day other than a Saturday, Sunday or legal holiday) after the previously scheduled expiration date, which notification shall include disclosure of the approximate principal amount of Original Notes tendered to date. In addition, we will promptly give oral or written notice regarding any delay in acceptance, extension or termination of the offer to the registered holders of Original Notes. If we amend the exchange offer in a matter that we determine constitutes a material change, or if we waive a material condition or if any other material change occurs in the information contained herein, we will promptly disclose the amendment, waiver or other material change in a manner reasonably calculated to inform the holders of the Original Notes of the amendment, waiver or other material change and we will extend the exchange offer so that at least five business days remain in the offer following notice of the material change.
Without limiting the manner in which we may choose to make a public announcement of any delay in acceptance, extension, termination, amendment or waiver regarding the exchange offer, we will have no obligation to publish, advertise or otherwise communicate any public announcement, other than by making a timely release to a financial news service.

Conditions to the Exchange Offer

Registration conditions. Notwithstanding any other provisions of the exchange offer, or any extension of the exchange offer, consummation of the exchange offer is subject to the following registration conditions, which we cannot waive:
•the registration statement of which this prospectus forms a part shall have been declared effective by the SEC;
•no stop order suspending the effectiveness of the registration statement will have been issued; and
•no proceedings for that purpose will have been instituted or be pending or, to our knowledge, be contemplated or threatened by the SEC.
General conditions. Despite any other term of the exchange offer, we will not be required to accept for exchange any Original Notes, and we may terminate the exchange offer as provided in this prospectus before the acceptance of the Original Notes, if:
•the exchange offer, or the making of any exchange by a holder, violates, in our reasonable judgment, any applicable law, rule or regulation or any applicable interpretation of the staff of the SEC;
•any action or proceeding shall have been instituted or threatened with respect to the exchange offer that, in our reasonable judgment, would impair our ability to proceed with the exchange offer; or
•we have not obtained any governmental approval that we, in our reasonable judgment, consider necessary for the completion of the exchange offer as contemplated by this prospectus.
The conditions listed under “General conditions” are for our sole benefit and we may assert them regardless of the circumstances giving rise to any of these conditions. We may waive these conditions in our sole discretion in whole or in part at any time prior to the expiration of the exchange offer, except for waivers of government approvals which we may make after the expiration of the exchange offer. A failure on our part to exercise any of the above rights will not constitute a waiver of that right, and that right will be considered an ongoing right which we may assert at any time and from time to time. If we determine to waive any unsatisfied conditions, we will promptly provide notification of such waiver by press release or other public announcement.
If we determine in our reasonable judgment that any of the events listed above has occurred, we may, subject to applicable law:

•refuse to accept any Original Notes and return all tendered Original Notes to the tendering holders;
•extend the exchange offer and retain all Original Notes tendered before the expiration of the exchange offer, subject, however, to the rights of holders to withdraw these Original Notes; or
•waive unsatisfied conditions listed under “General conditions” above and accept all validly tendered Original Notes which have not been withdrawn.
Any determination by us concerning the above events will be final and binding.
In addition, we reserve the right in our sole discretion to:
•purchase or make offers for any Original Notes that remain outstanding subsequent to the expiration date; and
•to the extent permitted by applicable law, purchase Original Notes in the open market, in privately negotiated transactions or otherwise.
The terms of any such purchases or offers may differ from the terms of the exchange offer.
Procedures for Tendering

To participate in the exchange offer, you must validly tender your Original Notes to the exchange agent as described below. We will only issue Exchange Notes in exchange for Original Notes that you timely and validly tender. Therefore, you should allow sufficient time to ensure timely delivery of your Original Notes, and you should carefully follow the instructions on how to tender your Original Notes. It is your responsibility to validly tender your Original Notes. We have the right to waive any defects. We are not, however, required to waive defects, and neither we nor the exchange agent is required to notify you of any defects in your tender.
If you have any questions or need help in exchanging your Original Notes, please call the exchange agent. See “The Exchange Offer —Exchange Agent.”
All of the Original Notes were issued in book-entry form, and all of the Original Notes are currently represented by global certificates registered in the name of Cede & Co., the nominee of DTC. The exchange agent and DTC have confirmed that the Original Notes may be tendered using DTC’s Automated Tender Offer Program, or ATOP. The exchange agent will establish an account with DTC for purposes of the exchange offer promptly after the commencement of such exchange offer, and DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer their Original Notes to the exchange agent using the ATOP procedures. In connection with the transfer, DTC will send an “agent’s message” to the exchange agent. The agent’s message will state that DTC has received instructions from the participant to tender Original Notes and that the participant has received and agrees to be bound by the terms of the letter of transmittal.
By using the ATOP procedures to exchange Original Notes, you will not be required to deliver a letter of transmittal to the exchange agent. You will, however, be bound by its terms just as if you had signed it.
There is no procedure for guaranteed late delivery of the Original Notes.
We will determine in our reasonable judgment all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered Original Notes and withdrawal of tendered Original Notes. Our determination will be final and binding. We reserve the absolute right to reject any Original Notes not properly tendered or any Original Notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defect or irregularities as to any particular Original Notes either before or after the expiration date. We further reserve the right to waive any conditions of tender as to all Original Notes either before or after the expiration date. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, holders must cure any defects or irregularities in connection with tenders of Original Notes within such time as we will determine. Although we intend to notify holders of defects or irregularities with respect to tenders of Original Notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. We will not consider a tender of Original Notes to have been validly made until any defect or irregularity has been cured or waived. Any Original Notes received by the exchange agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder promptly following the expiration date of the exchange offer.
When We Will Issue Exchange Notes

In all cases, we will issue Exchange Notes for Original Notes that we have accepted for exchange under the exchange offer only after the exchange agent receives, prior to 12:00 midnight, Eastern time, at the end of the expiration date of such exchange offer:
•a book-entry confirmation of such Original Notes into the exchange agent’s account at DTC; and
•a properly transmitted agent’s message.
  Return of Original Notes Not Accepted or Exchanged

If we do not accept tendered Original Notes for exchange or if Original Notes are submitted for a greater principal amount than you desire to exchange, the unaccepted or non-exchanged Original Notes will be returned without expense to their tendering holder. Such non-exchanged Original Notes will be credited to an account maintained with DTC. These actions will occur promptly after the expiration or termination of the exchange offer.
Valid Tender

By agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:
•any Exchange Notes that you receive pursuant to the exchange offer will be acquired in the ordinary course of your business;
•you have no arrangement or understanding with any person to participate in the distribution of the Exchange Notes;
•you are not an “affiliate” of ours, as such term is defined in Rule 405 under the Securities Act;
•if you are not a broker-dealer, you are not engaged in and do not intend to engage in the distribution of the Exchange Notes; and
•if you are a broker-dealer and will receive Exchange Notes for your own account in exchange for Original Notes, you acquired such Original Notes as a result of market-making activities or other trading activities and you acknowledge that you will deliver a prospectus in connection with any resale of the Exchange Notes.

Withdrawal Rights

Except as otherwise provided in this prospectus, you may withdraw your tender at any time prior to 12:00 midnight, Eastern time, at the end of the expiration date of the exchange offer (including any extensions thereof).
For a withdrawal to be effective:
•the exchange agent must receive a written notice of withdrawal, which may be by facsimile transmission or letter, at the address set forth below under “Exchange Agent”; or
•for DTC participants, holders must comply with DTC’s standard operating procedures for electronic tenders and the exchange agent must receive an electronic notice of withdrawal from DTC.
Any notice of withdrawal must:
•specify the name of the person who tendered the Original Notes to be withdrawn;
•identify the Original Notes to be withdrawn, including the certificate number or numbers and principal amount of the Original Notes to be withdrawn;

•be signed by the person who tendered the Original Notes in the same manner as the original signature on the letter of transmittal, including any required signature guarantees; and
•specify the name in which the Original Notes are to be re-registered, if different from that of the withdrawing holder.
We will determine in our sole discretion all questions as to the validity, form, eligibility and time of receipt of a notice of withdrawal, and our determination will be final and binding on all parties. We will deem any Original Notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer and no Exchange Notes will be issued with respect to them unless the Original Notes so withdrawn are validly re-tendered. Any Original Notes that have been tendered for exchange but that are not exchanged for any reason will be credited to an account maintained with DTC for the Original Notes. This return or crediting will take place promptly after withdrawal, rejection of tender, expiration or termination of the exchange offer. You may re-tender properly withdrawn Original Notes by following the procedures described under “—Procedures for Tendering” above at any time on or prior to the expiration date of the exchange offer.
Resales of Exchange Notes

We are making the exchange offer in reliance on the position of the SEC as set forth in Exxon Capital Holdings Corporation (April 13, 1988) and similar no-action letters. However, we have not sought our own no-action letter. Based upon these interpretations by the SEC, we believe that a holder of Exchange Notes who is not our “affiliate” within the meaning of Rule 405 of the Securities Act and who exchanges Original Notes for Exchange Notes in the exchange offer generally may offer the Exchange Notes for resale, sell the Exchange Notes and otherwise transfer the Exchange Notes without further registration under the Securities Act and without delivery of a prospectus that satisfies the requirements of Section 10 of the Securities Act. This does not apply, however, to a holder who is our “affiliate” within the meaning of Rule 405 of the Securities Act. We also believe that a holder may offer, sell or transfer the Exchange Notes only if the holder acknowledges that the holder is acquiring the Exchange Notes in the ordinary course of its business and is not participating, does not intend to participate and has no arrangement or understanding with any person to participate in a distribution of the Exchange Notes. Any holder of the Original Notes using the exchange offer to participate in a distribution of Exchange Notes cannot rely on the no-action letters referred to above, and must comply with the registration and prospectus delivery requirements of the Securities Act in order to resell Exchange Notes, and be identified as an underwriter in this prospectus.
Any broker-dealer who holds Original Notes acquired for its own account as a result of market-making activities or other trading activities and who receives Exchange Notes in exchange for such Original Notes pursuant to the exchange offer may be a statutory underwriter and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. See “Plan of Distribution.” You may not participate in the exchange offer if you are a broker-dealer tendering Original Notes that you acquired directly from us for your own account.
Except as set forth in this prospectus, this prospectus may not be used for an offer to resell, resale or other transfer of Exchange Notes.
The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of Original Notes in any jurisdiction in which the exchange offer or the acceptance of them would not be in compliance with the securities or blue sky laws of such jurisdiction.
Each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes, where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution” below.
 Exchange Agent

U.S. Bank National Association has been appointed as the exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent as follows:
Email: cts.specfinance@usbank.com
Phone: 800-934-6802
Fax: 651-466-7367

U. S. Bank National Association
Attn: Corporate Actions
111 Fillmore Avenue
St. Paul, MN 55107-1402

Fees and Expenses

We will bear the expenses of soliciting tenders. We have not retained any dealer manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out of pocket expenses.

We will pay the cash expenses to be incurred in connection with the exchange offer. They include:
•SEC registration fees;
•fees and expenses of the exchange agent and trustee;
•accounting and legal fees and any printing costs and
•related fees and expenses.
Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of Original Notes under the exchange offer. Each tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if a transfer tax is imposed for any reason other than the exchange of Original Notes under the exchange offer.
Appraisal Rights

You will not have dissenters’ rights or appraisal rights in connection with the exchange offer.
Consequences of Failure to Exchange Original Notes

If you do not exchange your Original Notes for Exchange Notes under the exchange offer, the Original Notes you hold will continue to be subject to the existing restrictions on transfer. In general, you may not offer or sell the Original Notes except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not intend to register Original Notes under the Securities Act unless the registration rights agreement requires us to do so.

Accounting Treatment

We will record the Exchange Notes in our accounting records at the same carrying value as the Original Notes. This carrying value is the aggregate principal amount of the Original Notes, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer, other than the recognition of the fees and expenses of the offering as stated under “—Fees and Expenses.”
Other
Participation in the exchange offer is voluntary, and you should consider carefully whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.
We may in the future seek to acquire any untendered Original Notes in open market or privately negotiated transactions, through subsequent exchange offer or otherwise. We have no present plans to acquire any Original Notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered Original Notes.

DESCRIPTION OF NOTES

The Exchange Notes offered hereby will be issued, and the Original Notes were issued, under the Indenture dated as of April 22, 2021 (the “Indenture”) among Titan, the Guarantors, U.S. Bank National Association, as trustee (the “Trustee”) and as collateral trustee (the “Collateral Trustee”). Unless otherwise noted, the terms of the Notes described below apply to the Exchange Notes and capitalized words used below shall have the same meaning as in the Indenture unless the context otherwise requires.
The following description is a summary of certain provisions of the Indenture. It does not restate that agreement in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as holders of the Notes. A copy of the Indenture is available as set forth below under “—Additional Information.”
Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the Indenture. In this description, the word “Titan” refers only to Titan International, Inc. and not to any of its subsidiaries.
The registered holder of a Note will be treated as the owner of it for all purposes. Only registered holders will have rights under the Indenture. All references herein to “holder” or “holders” are intended to refer to the registered holder of Notes, which, as long as the Notes are held as Global Notes, will be Cede & Co. or another nominee of The Depository Trust Company (“DTC”) (or a successor of DTC or its nominee).
The Original Notes and Exchange Notes Will Represent the Same Debt
The Exchange Notes will be issued solely in exchange for an equal principal amount of Original Notes pursuant to the exchange offer. The Exchange Notes will evidence the same debt as the Original Notes and the Exchange Notes and the Original Notes will be entitled to the benefits of the Indenture and treated as a single class of debt securities. The terms of the Exchange Notes will be the same in all material respects as the Original Notes except that (i) the Exchange Notes will be registered under the Securities Act, and therefore, will not bear legends restricting the transfer thereof and (ii) the Exchange Notes will not be subject to the registration rights under the registration rights agreement we entered into upon the issuance of the Original Notes.
If the exchange offer is consummated, holders of the Original Notes who do not exchange their Original Notes for Exchange Notes will vote together with holders of Exchange Notes for all relevant purposes under the Indenture. Accordingly, all references herein to specified percentages in aggregate principal amount of the Original Notes shall be deemed to mean, at any time after the exchange offer is consummated, such percentages in aggregate principal amount of the Original Notes and the Exchange Notes then outstanding.

Brief Description of the Notes and the Note Guarantees

The Notes
The Notes will be:
•secured by first-priority liens on the Collateral, subject to certain exceptions and Permitted Liens (as described below under “—Security for the Notes”);
•senior in right of payment to Titan’s existing and future Indebtedness that is subordinated in right of payment to the Notes, if any;
•effectively senior to obligations of Titan under any existing or future unsecured Indebtedness of Titan to the extent of the value of the Collateral;
•guaranteed by the Guarantors; and
•effectively subordinated to all existing and future liabilities, including trade payables, of our non-guarantor Subsidiaries.
The Note Guarantees
The Notes will be guaranteed by certain of Titan’s Subsidiaries, which own any interest in the Collateral.
Each guarantee of the Notes will be:
•    a general unsecured obligation of the Guarantor, except to the extent of the Collateral owned by such Guarantor;
•    equal in right of payment with existing and future unsecured senior Indebtedness of a Guarantor, except to the extent of the value of any Collateral owned by such Guarantor;
•    effectively subordinated to secured Indebtedness of a Guarantor up to the value of the collateral securing such Indebtedness (other than the Collateral); and
•    senior in right of payment to existing and future subordinated Indebtedness, if any, of a Guarantor.
In the event of a bankruptcy, liquidation or reorganization of any of the non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. As a result, the Notes will be effectively subordinated in right of payment to all Indebtedness and other liabilities and commitments (including trade payables and lease obligations) of our non-guarantor Subsidiaries. As of December 31, 2021, on a historical basis, our subsidiaries that do not guarantee the Notes had approximately $67.8 million aggregate principal amount of debt outstanding (including current maturities), $139.3 million of other liabilities and approximately $946.7 million of total assets. For the year ended December 31, 2020, on a historical basis, our subsidiaries that do not guarantee the Notes had approximately $1,261.0 million of net sales and approximately $(40.8) million of loss from operations.
As of the date hereof, all of our wholly-owned Subsidiaries except Titan Wheel Corporation of Virginia are “Restricted Subsidiaries.” However, under the circumstances described below under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of our Subsidiaries that do not own the Collateral as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the Indenture. Our Unrestricted Subsidiaries will not guarantee the Notes.
Principal, Maturity and Interest

Titan issued the Original Notes in an initial aggregate principal amount of $400.0 million. The Notes will mature on April 30, 2028. Interest on the Notes will accrue at the rate of 7.000% per annum and will be payable semiannually in arrears on April 30 and October 30, commencing on October 30, 2021 to the holders of record on the immediately preceding April 15 and October 15, respectively. Interest on overdue principal and interest will accrue at a rate of 8.000% per annum. Interest on the Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.
Titan may issue additional Notes (the “Additional Notes”) under the Indenture from time to time after the Issue Date. Any issuance of Additional Notes will be subject to all of the covenants in the Indenture, including the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” The Notes and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. However, if any Additional Notes are not fungible with the Notes for U.S. federal income tax purposes, such non-fungible Additional Notes will trade under a separate CUSIP number(s). Unless the context requires otherwise, references to “Notes” for all purposes of the Indenture and this “Description of Exchange Notes” include any Additional Notes actually issued. Titan will issue Notes in denominations of $2,000 and integral multiples of $1,000.
Methods of Receiving Payments on the Notes

Payments on the Notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless Titan elects to make interest payments by check mailed to the noteholders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

The Trustee will initially act as paying agent and registrar. Titan may change the paying agent or registrar without prior notice to the holders of the Notes, and Titan or any of its subsidiaries may act as paying agent or registrar.
Transfer and Exchange

A holder may transfer or exchange Notes in accordance with the provisions of the Indenture. The registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. Titan will not be required to transfer or exchange any Note selected for redemption. Also, Titan will not be required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.
Note Guarantees

The Original Notes were, and the Exchange Notes will be, guaranteed by certain of Titan’s Subsidiaries which own any interest in the Collateral. These Note Guarantees will be joint and several obligations of the Guarantors. The obligations of each Guarantor under its Note Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by such Guarantor by applicable law or without resulting in its obligations under its Note Guarantee being voidable or unenforceable under applicable laws relating to fraudulent conveyance or fraudulent transfer, or under similar laws affecting the rights of creditors generally. See “Risk Factors—Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from Guarantors.”
The Note Guarantee of a Guarantor will be automatically released with respect to the Notes when such Guarantor ceases to own any interest in the Collateral.
Security for the Notes

The payment of the Notes, when due, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise and whether by Titan pursuant to the Notes or by any Guarantor pursuant to the Note Guarantees, and the performance of all other obligations of Titan and its Restricted Subsidiaries under the Security Documents are secured by first-priority liens on the Collateral (as defined below) as provided in the Security Documents.
Collateral Trustee

Titan has appointed the Collateral Trustee for the benefit of the holders of the Note Obligations outstanding from time to time.
The Security Documents will provide that the Collateral Trustee will be subject to such directions as may be given it by the Trustee from time to time as required or permitted by the

Indenture. The relative rights with respect to control of the Collateral Trustee will be specified in the Indenture. Except as provided in the Indenture or as directed by an Act of Required Debtholders, the Collateral Trustee will not be obligated:
1.to act upon directions purported to be delivered to it by any other Person;
2.to foreclose upon or otherwise enforce any Lien; or
3.to take any other action whatsoever with regard to any or all of the Security Documents, the Liens created thereby or the Collateral.
Collateral

The Notes and the Note Guarantees are secured by first-priority security interests granted to the Collateral Trustee on all of the right, fee title and interest in and to the Mortgaged Properties constituting Initial Collateral and other assets added to the Collateral securing the Notes from time to time (if any) in accordance with the Indenture and the Security Documents (collectively, the “Collateral”).
Titan and the Guarantors have (i) entered into the Mortgages (which provide for the granting of a first priority lien and security interest in the Initial Collateral in favor of the Collateral Trustee for the benefit of the Holders of the Notes) and (ii) satisfied and delivered all other Real Estate Closing Deliverables by the Mortgage Closing Date in accordance with the Indenture.
The Notes and the Note Guarantees are secured by first-priority security interests granted to the Collateral Trustee on all of the right, fee title and interest in and to the Mortgaged Properties constituting Initial Collateral and other assets added to the Collateral securing the Notes from time to time (if any) in accordance with the Indenture and the Security Documents (collectively, the “Collateral”):
Titan and the Guarantors have (i) entered into the Mortgages (which provide for the granting of a first priority lien and security interest in the Initial Collateral in favor of the Collateral Trustee for the benefit of the Holders of the Notes) and (ii) satisfied and delivered all other Real Estate Closing Deliverables.
Enforcement of Liens

If the Collateral Trustee at any time receives written notice stating that any event has occurred that constitutes a default under any Security Document entitling the Collateral Trustee to foreclose upon, collect or otherwise enforce its Liens thereunder, it will promptly deliver written notice thereof to the Trustee. Thereafter, the Collateral Trustee will await direction by holders of a majority of the principal amount of the Notes and will act, or decline to act, as directed by an Act of Required Debtholders. In the exercise and enforcement of the Collateral Trustee’s interests, rights, powers and remedies in respect of the Collateral or under the Security Documents or applicable law and, following the initiation of such exercise of remedies, the

Collateral Trustee will act, or decline to act, with respect to the manner of such exercise of remedies as directed by an Act of Required Debtholders. Unless it has been directed to the contrary by an Act of Required Debtholders, the Collateral Trustee in any event may (but will not be obligated to) take or refrain from taking such action with respect to any default under any Security Document as it may deem advisable to preserve and protect the value of the Collateral.
Until the discharge of the Note Obligations, holders of a majority of the principal amount of the Notes will have the exclusive right to authorize and direct the Collateral Trustee, via an Act of Required Debtholders, with respect to the Security Documents and the Collateral (including, without limitation, the exclusive right to authorize or direct the Collateral Trustee to enforce, collect or realize on any Collateral or exercise any other right or remedy with respect to the Collateral).
Certain Bankruptcy Limitations

The right of the Collateral Trustee (acting on behalf of the Trustee and the holders of the Notes) to foreclose on the Collateral upon the occurrence of an Event of Default would be significantly impaired by applicable bankruptcy law in the event that a bankruptcy case were to be commenced by or against Titan or any Guarantor prior to the Collateral Trustee’s having repossessed and disposed of the Collateral. Upon the commencement of a case for relief under Title 11 of the United States Code, as amended (the “Bankruptcy Code”), a secured creditor, such as the Collateral Trustee, is prohibited from foreclosing on its security from a debtor in a bankruptcy case, or from disposing of security foreclosed on, without the approval of a U.S. bankruptcy court.
In view of the broad equitable powers of a U.S. bankruptcy court, it is impossible to predict how long payments under the Notes could be delayed following commencement of a bankruptcy case, whether or when the Collateral Trustee could foreclose upon the Collateral, the value of the Collateral at the time of the bankruptcy petition or whether or to what extent holders of the Notes would be compensated for any delay in payment or loss of value of the Collateral. The Bankruptcy Code permits only the payment or accrual of post-petition interest, costs and attorneys’ fees to a secured creditor during a debtor’s bankruptcy case to the extent the value of the Collateral is determined by the bankruptcy court to exceed the aggregate outstanding principal amount of the obligations secured by the Collateral.
Furthermore, in the event a U.S. bankruptcy court determines that the value of the Collateral is insufficient to repay all amounts due on the Notes, the holders of the Notes would hold secured claims to the extent of the value of the Collateral to which the holders of the Notes are entitled, and unsecured claims with respect to such shortfall.
Release of Security Interests

The Security Documents provide that the Collateral will be released:
1.in whole, upon satisfaction and discharge of the Indenture as set forth under the caption “—Satisfaction and Discharge”;

2.upon a Legal Defeasance or Covenant Defeasance as set forth under the caption “—Legal Defeasance and Covenant Defeasance”;
3.in whole, upon payment in full of the Notes and all other Note Obligations that are outstanding, due and payable at the time the Notes are paid in full;
4.with respect to any property or other assets included in the Collateral, upon the disposition of such property or assets to a Person that is not Titan or any of its Restricted Subsidiaries to the extent not prohibited under the Indenture, including the covenant described under the caption “—Repurchase at the Option of Holders—Asset Sales”;
5.as described under “ —Amendment, Supplement and Waiver” below; or
6.with respect to property and assets subject to an Equal and Ratable Lien, automatically upon release of the Lien requiring the Equal and Ratable Lien.
Titan will comply with the provisions of Section 314(b) of the Trust Indenture Act; provided that Titan will not be required to comply with Section 314(b)(1) of the Trust Indenture Act until the Indenture is qualified under the Trust Indenture Act.
To the extent applicable, Titan will furnish to the Trustee, prior to each proposed release of Collateral pursuant to the Security Documents:
1.all documents required by Section 314(d) of the Trust Indenture Act; and
2.an opinion of counsel to the effect that such accompanying documents constitute all documents required by Section 314(d) of the Trust Indenture Act.
If any Collateral is released in accordance with the Indenture or any Security Document and if Titan has delivered the certificates and documents required by the security documents and this covenant, the Trustee will deliver a certificate to the Collateral Trustee stating that it has received such documentation.
Amendment

The Indenture provides that no amendment or supplement to the provisions of the Indenture or any other Security Document will be effective without the approval of the Collateral Trustee acting as directed by Holders of a majority of the principal amount of the Notes, except that:
(1) any amendment or supplement that has the effect solely of (a) adding or maintaining Collateral, (b) curing any ambiguity, defect or inconsistency, as determined in good faith by Titan’s Board of Directors; (c) providing for the assumption of Titan or any Guarantor’s obligations under any security document in the case of a merger or consolidation or sale of all or substantially all of Titan or such Guarantor’s assets, as applicable; or (d) making any change that would provide any additional rights or benefits to the Holders of Notes, or the

Collateral Trustee or that does not adversely affect the legal rights under any Security Document of any Holder of Notes or the Collateral Trustee, will, in each case, become effective when executed and delivered by Titan or any other applicable Guarantor party thereto and the Collateral Trustee;
(2) no amendment or supplement that reduces, impairs or adversely affects the right of any holder of Note Obligations:
(a) to vote its outstanding Notes as to any matter described as subject to an Act of Required Debtholders (or amends the provisions of this clause (2) or the definition of “Act of Required Debtholders”);
(b) to share in the order of application under the Indenture in the proceeds of enforcement of or realization on any Collateral that has not been released in accordance with the provisions described above under “—Release of Security Interests”; or
(c) to require that Liens securing Note Obligations be released only as set forth in the provisions described above under the caption “—Release of Security Interests” (other than a release not constituting a release of all or substantially all of the Collateral);
will become effective without the consent of the holders of 66 2⁄3% of the Notes; and
(3) no amendment or supplement that imposes any obligation upon the Collateral Trustee or adversely affects the rights of the Collateral Trustee, as determined by the Collateral Trustee in its sole discretion, will become effective without the consent of the Collateral Trustee.
Provisions of the Indenture Relating to Security

Insurance

The Indenture and the Mortgages will require that Titan and the Guarantors:
(1) keep their properties adequately insured at all times by financially sound and reputable insurers;
(2) maintain such other insurance, to such extent and against such risks (and with such deductibles, retentions and exclusions), including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by them;
(3) maintain such other insurance as may be required by law; and
(4) maintain such other insurance as may be required by the Security Documents.

The Collateral Trustee will be named as an additional insured and loss payee as its interests may appear, to the extent required by the Security Documents. Upon the request of the Collateral Trustee, Titan and the Guarantors will furnish to the Collateral Trustee full information as to their property and liability insurance carriers.
Optional Redemption

On and after April 30, 2024, the Notes will be subject to redemption at any time at the option of Titan, in whole or in part, upon not less than 15 nor more than 60 days’ notice, in cash at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and additional interest, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on April 30 of the years indicated below:

Year	Percentage
2024	103.500%
2025	101.750%
2026 and thereafter	100.000%

Redemption with Certain Equity Proceeds

At any time prior to April 30, 2024, upon not less than 15 nor more than 60 days’ prior notice, Titan may on any one or more occasions redeem up to 40.0% of the aggregate principal amount of Notes issued under the Indenture at a redemption price of 107.000% of the principal amount, plus accrued and unpaid interest on the Notes redeemed to the redemption date, subject to the rights of holders of Notes on the relevant record date to receive interest on the relevant interest payment date, with the net cash proceeds of one or more Equity Offerings; provided that:
(1) at least 60.0% of the aggregate principal amount of Notes originally issued under the Indenture (excluding Notes held by Titan and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and
(2) the redemption occurs within 180 days of the date of the closing of such Equity Offering.
Make-Whole Redemption

At any time prior to April 30, 2024, Titan may also redeem all or a part of the Notes, upon not less than 15 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, on the Notes to be redeemed to the date of redemption, subject to the rights of holders of the Notes on the relevant record date to receive interest due on the relevant interest payment date.
Mandatory Redemption

Titan is not required to make mandatory redemption or sinking fund payments with respect to the Notes.
Repurchase at the Option of Holders

Change of Control
If a Change of Control occurs, each holder of Notes will have the right to require Titan to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000) of that holder’s Notes pursuant to an offer (a “Change of Control Offer”), subject to such holder’s right to reject such Change of Control Offer, on the terms set forth in the Indenture. In the Change of Control Offer, Titan will make an offer to repurchase Notes at a purchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased to the date of purchase, subject to the rights of holders of Notes on the relevant record date to receive interest due on the relevant interest payment date (the “Change of Control Payment”). Within 30 days following any Change of Control, Titan will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on a purchase date specified in the notice, which date will be no earlier than 15 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the Indenture and described in such notice. Titan will comply with the requirements of Rule 14e-1 under the Exchange Act, as amended from time to time, any successor statute, and the rules and regulations promulgated thereunder and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, Titan will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such compliance.
On the Change of Control Payment Date, Titan will, to the extent lawful:
(1) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;
(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and
(3) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an officers’ certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by Titan.
The paying agent will promptly mail to each holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note issued will be in a principal amount of $2,000 or integral multiples of $1,000 increments thereof. Titan will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.
The provisions described above that require Titan to make a Change of Control Offer, subject to such holder’s right to reject such Change of Control Offer, following a Change of Control will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the Notes to require that Titan repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.
Titan will not be required to make a Change of Control Offer, with respect to the Notes, upon a Change of Control if (1) a third-party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by Titan and purchases all Notes properly tendered and not withdrawn under a Change of Control Offer, or (2) notice of redemption has been given pursuant to the Indenture as described above under the captions “—Optional Redemption,” “—Redemption with Certain Equity Proceeds” and “—Make-Whole Redemption” with respect to all of the Notes, unless and until there is a default in payment of the applicable redemption price.
Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control and conditional upon such Change of Control if a definitive agreement is in place with respect to the event constituting the Change of Control at the time of the Change of Control Offer. If a Change of Control Offer is made, there can be no assurance that Titan will have available funds sufficient to pay the Change of Control purchase price for all the Notes that might be delivered by holders seeking to accept the Change of Control Offer. In the event Titan is required to purchase outstanding Notes pursuant to a Change of Control Offer, Titan expects that it would seek third-party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that Titan would be able to obtain such financing.
Neither Titan’s Board of Directors nor the Trustee may waive the covenant relating to a holder’s right to repurchase upon the occurrence of a Change of Control. Restrictions in the Indenture described in this prospectus on the ability of Titan and its subsidiaries to incur additional Indebtedness, to grant Liens on their property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of Titan, whether favored or opposed by Titan’s management. Consummation of any such transaction in certain circumstances may require the redemption or repurchase of Notes, and Titan cannot assure you that Titan or any potential acquirer will have sufficient financial resources to effect such a redemption or repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage a leveraged buyout of Titan or any of its subsidiaries. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the holders protection in all circumstances from the adverse aspects of a highly leveraged reorganization, restructuring, merger or similar transaction.

Notwithstanding any other provision hereof, in connection with any tender offer, Change of Control Offer or Asset Sale Offer (as defined below), if Holders of not less than 90% in aggregate principal amount of the then-outstanding Notes validly tender and do not validly withdraw such Notes in such offer and Titan, or any third-party making such offer in lieu of Titan, purchases all of the Notes validly tendered and not validly withdrawn by such Holders, Titan or such third-party will have the right upon not less than 15 days nor more than 60 days’ prior notice, given not more than 60 days following such purchase date, to redeem all Notes that remain outstanding following such purchase at a price equal to the price offered to each other Holder in such offer (which may be less than par), plus, to the extent not included in the offer payment, accrued and unpaid interest, if any, thereon, to, but excluding, the redemption date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date falling prior to or on the redemption date.
Asset Sales
(a) Titan will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale of any Collateral unless:
(1) Titan (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the Collateral sold or otherwise disposed of;
(2) the Fair Market Value is set forth in an officers’ certificate delivered to the Trustee;
(3) at least 75% of the consideration received in the Asset Sale of the Collateral by Titan or such Restricted Subsidiary is in the form of cash, Cash Equivalents, common stock, notes receivable or Permitted Assets constituting Collateral or a combination thereof. For purposes of this provision, each of the following will be deemed to be cash:
(a) any liabilities, as shown on Titan’s or such Restricted Subsidiary’s most recent balance sheet, of Titan or any Restricted Subsidiary (other than contingent liabilities, liabilities that are by their terms subordinated to the Notes or any Note Guarantee and liabilities to the extent owed to Titan or any Restricted Subsidiary of Titan) that are assumed by the transferee of any such assets pursuant to a written novation agreement that releases Titan or such Restricted Subsidiary from further liability; and
(b) any securities, notes or other obligations received by Titan or any such Restricted Subsidiary from such transferee that within 180 days are converted by Titan or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion; and
(4) the consideration received from such Asset Sale is concurrently added to the Collateral securing the Notes; provided, that neither Titan nor any such Restricted Subsidiary will be required to enter into deposit account or securities account control agreements (or similar) with respect to such consideration and the restrictions on Collateral (including restrictions on the disposition thereof) shall not apply thereto, other than as expressly set forth in the following two paragraphs.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale of Collateral, Titan or the applicable Restricted Subsidiary may apply those Net Proceeds to make a capital expenditure on Permitted Assets; provided that a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as such commitment requires that an amount equal to such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment and such commitment is not terminated or abandoned and provided, further, that such Permitted Assets are pledged as additional “Collateral” (the “Replacement Collateral”) to the Collateral Trustee on behalf of the holders of the Notes. Pending the final application of such Net Proceeds, Titan may temporarily invest such Net Proceeds in any manner that is not prohibited by the Indenture.
Any Net Proceeds from Asset Sales of Collateral that are not applied or invested as provided in the preceding paragraph will constitute “Collateral Excess Proceeds.” When the aggregate amount of Collateral Excess Proceeds exceeds $25.0 million, within 45 days thereof, or, at Titan’s option, earlier, Titan will make an Asset Sale Offer to all Holders of Notes in an amount equal to the Fair Market Value of the Collateral Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest to the date of purchase (subject to the rights of Holders of record on the relevant record date to receive interest payable on the relevant interest payment date), and will be payable in cash. If any Collateral Excess Proceeds remain after consummation of an Asset Sale Offer, Titan may use those Collateral Excess Proceeds for any purpose not otherwise prohibited by the Indenture (and they shall no longer constitute Collateral). If the aggregate principal amount of Notes tendered into such Asset Sale Offer exceeds the amount equal to the Fair Market Value of the Collateral Excess Proceeds, the Trustee will select the Notes to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Collateral Excess Proceeds will be reset at zero.
(b) Titan will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale (other than an Asset Sale of Collateral) unless:
(1) Titan (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and
(2) at least 75% of the consideration received in the Asset Sale by Titan or such Restricted Subsidiary is in the form of cash or Cash Equivalents, common stock or notes receivable. For purposes of this clause (2) (and not for purposes of determining the Net Proceeds received from the Asset Sale), each of the following will be deemed to be cash:
(a) any liabilities, as shown on Titan’s most recent consolidated balance sheet, of Titan or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a written novation agreement that releases Titan or such Restricted Subsidiary from further liability;

(b) any securities, notes or other obligations received by Titan or any such Restricted Subsidiary from such transferee that are within 180 days of the receipt thereof converted by Titan or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion;
(c) any stock or assets of the kind referred to in clause (2) or (4) of the next paragraph of this covenant; and
(d) any Designated Noncash Consideration received by Titan or any of its Restricted Subsidiaries in such Asset Sale having a Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause (d) that is at that time outstanding, not to exceed 10.0% of Consolidated Net Tangible Assets at the time of receipt of such Designated Noncash Consideration (with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value).
Within 365 days after the receipt of any Net Proceeds from an Asset Sale (other than an Asset Sale of Collateral), Titan (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds:
(1) to repay or purchase Indebtedness and other Obligations under a Credit Facility and, if the Indebtedness repaid or purchased is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;
(2) to acquire Business Assets or all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Business Assets or Capital Stock, the Business Assets will be held by, or the Permitted Business is or becomes, a Restricted Subsidiary of Titan;
(3) to make a capital expenditure;
(4) to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business; or
(5) any combination of the foregoing clauses (1) through (4);
provided, however, that if, during such 365-day period, Titan or any of its Restricted Subsidiaries enters into a binding written contract with a Person other than an Affiliate of Titan to apply such amount pursuant to clause (2), (3) or (4) above, then such 365-day period shall be extended until the earlier of (a) the date on which such acquisition or expenditure is consummated and (b) the 180th day following the expiration of the aforementioned 365-day period. Pending the final application of any Net Proceeds, Titan may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the Indenture.

Any Net Proceeds from Asset Sales of assets that are not Collateral that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $25.0 million, within 45 days thereof, Titan will make an Asset Sale Offer to all holders of Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest to the date of purchase and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Titan may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.
Titan will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, Titan will comply with the applicable securities laws and regulations and will be deemed not to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such compliance.
The agreements governing Titan’s other Indebtedness contain, and future agreements may contain, prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale and including repurchases of or other prepayments in respect of the Notes. The exercise by the holders of Notes of their right to require Titan to repurchase the Notes upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on Titan. In the event a Change of Control or Asset Sale occurs at a time when Titan is prohibited from purchasing Notes, Titan could seek the consent of its relevant lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If Titan does not obtain a consent or repay those borrowings, Titan will remain prohibited from purchasing Notes. In that case, Titan’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture which could, in turn, constitute a default under the other indebtedness. Finally, Titan’s ability to pay cash to the holders of Notes upon a repurchase may be limited by Titan’s then existing financial resources.
(c) Titan will not, and will not permit any Guarantor to, transfer any interest in the Collateral to any other Subsidiary that is not a Guarantor, unless such Subsidiary becomes a Guarantor and grants a first-priority security interest to the Collateral Trustee in such interest in the Collateral prior thereto or concurrently therewith.

(d) Notwithstanding the foregoing or anything else to the contrary, with respect to property and assets subject to Equal and Ratable Liens (and not constituting, for the avoidance of doubt, Initial Collateral or any replacement thereof pledged as Replacement Collateral), upon an Asset Sale thereof requiring an Asset Sale Offer, holders of obligations of Titan or any of its Restricted Subsidiaries secured by Liens ranking pari passu with the Liens securing the Notes and Note Guarantees with respect to such property and assets may, at the election of Titan, participate in any Asset Sale Offer (or may have such obligations repaid) pro rata with the Notes, and the Net Proceeds required to be applied to an Asset Sale Offer with respect to the Notes shall be reduced thereby on a dollar-for-dollar basis in the manner set forth in the Indenture.
Selection and Notice

If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption on a pro rata basis unless otherwise required by law or applicable stock exchange requirements.
No Notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 15 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. Any redemption may be conditioned upon the occurrence of one or more conditions precedent. In addition, if such redemption is subject to satisfaction of one or more conditions precedent, the notice with respect to such redemption shall describe each such condition, and if applicable, shall state that, in Titan’s discretion, the redemption date may be delayed until such time (including more than 60 days after the date the notice of redemption was mailed or delivered, including by electronic transmission) as any or all such conditions shall be satisfied, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date as so delayed, or such notice may be rescinded at any time in Titan’s discretion if in the good faith judgment of Titan any or all of such conditions will not be satisfied.
If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of that Note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the holder of Notes upon cancellation of the original Note; provided that each new note issued will be in a principal amount of $2,000 or integral multiples of $1,000 increments thereof. Except as provided above, Notes called for redemption become due on the date fixed for redemption. On and after such redemption date, interest ceases to accrue on Notes or portions of Notes called for redemption.
Certain Covenants

Restricted Payments

Titan will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:
(1) declare or pay any dividend or make any distribution on account of Titan’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Titan or any of its Restricted Subsidiaries) or to the direct or indirect holders of Titan’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Titan and other than dividends or distributions payable to Titan or a Restricted Subsidiary of Titan);
(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Titan) any Equity Interests of Titan or any direct or indirect parent of Titan, in each case held by a Person other than Titan or a wholly-owned Restricted Subsidiary of Titan;
(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of Titan or any Guarantor that is contractually subordinated to the Notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among Titan and any of its Restricted Subsidiaries and excluding the payment, repurchase, redemption, defeasance or other acquisition or retirement of subordinated Indebtedness in anticipation of or in connection with a payment of principal or interest at the Stated Maturity thereof, in each case due within 12 months of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement); or
(4) make any Restricted Investment
(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:
(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;
(2) Titan would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; and
(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Titan and its Restricted Subsidiaries since the Issue Date (excluding

Restricted Payments permitted by clauses (2) through (13) of the next succeeding paragraph), is less than the sum, without duplication, of:
(a) 50% of the Consolidated Net Income of Titan for the period (taken as one accounting period) from the first day of the fiscal quarter during which the Issue Date occurs to the end of Titan’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus
(b) 100% of the aggregate net cash proceeds received by Titan since the Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of Titan (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Titan that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of Titan); plus
(c) to the extent that any Restricted Investment that was made after the Issue Date is sold for cash (other than to Titan or a Restricted Subsidiary) or otherwise liquidated or repaid for cash, the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) solely to the extent the Restricted Investment being sold, repaid or liquidated was previously included in the calculation of the amount of Restricted Payments; provided, however, that no amount will be included under this clause (c) to the extent it is already included in Consolidated Net Income of Titan; plus
(d) 100% of the aggregate net cash proceeds received by Titan or a Restricted Subsidiary since the Issue Date from the sale (other than to Titan or a Restricted Subsidiary) of Equity Interests of an Unrestricted Subsidiary; plus
(e) to the extent that any Unrestricted Subsidiary of Titan is redesignated as a Restricted Subsidiary (or merges, consolidates or amalgamates into Titan or a Restricted Subsidiary of Titan where Titan or such Restricted Subsidiary is the survivor of such merger, consolidation or amalgamation), the Fair Market Value of Titan’s and its Restricted Subsidiaries’ Investment in such Subsidiary as of the date of such redesignation, merger, consolidation or amalgamation, and, except as relates to Unrestricted Subsidiaries designated as such on the date of the Indenture, solely to the extent such Investment in the Unrestricted Subsidiary was previously included in the calculation of the amount of Restricted Payments; provided, however, that no amount will be included under this clause (e) to the extent it is already included in Consolidated Net Income of Titan; plus
(f) 50% of any dividends received by Titan or a Restricted Subsidiary of Titan from an Unrestricted Subsidiary of Titan, to the extent that such dividends were not otherwise included in the Consolidated Net Income of Titan for such period; plus
(g) $50.0 million.

So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:
(1) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the Indenture;
(2) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Titan) of, Equity Interests of Titan (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to Titan; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph;
(3) the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of Titan or any Guarantor that is contractually subordinated to the Notes or to any Note Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;
(4) the payment of any dividend (or, in the case of any Person other than a corporation, any similar distribution) by a Restricted Subsidiary of Titan to the holders of its Equity Interests on a pro rata basis;
(5) the payment of any dividend by Titan to the holders of its Equity Interests (or the repurchase by Titan of its common stock from the holders thereof) in an amount not to exceed $5.0 million in any twelve-month period, with unused amounts for such 12-month period (but not including unused amounts from any prior twelve-month period) being available for use during succeeding periods;
(6) the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;
(7) the payment of cash in lieu of fractional Equity Interests pursuant to the exchange or conversion of any securities; provided that such payment shall not be for the purpose of evading the limitations of this covenant as determined by senior management of Titan in good faith;
(8) payments or distributions to dissenting shareholders pursuant to applicable law or pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of Titan;
(9) the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of Titan or any Restricted Subsidiary of Titan issued on or after the Issue Date in accordance with the Fixed Charge Coverage Ratio test described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”;
(10) upon the occurrence of a Change of Control or an Asset Sale, the defeasance, redemption, repurchase or other acquisition of any subordinated Indebtedness pursuant to provisions substantially similar to those described above under the captions “—Repurchase at the Option of Holders—Change of Control” and “—Repurchase at the Option of Holders—Asset Sales” at an offer price not greater than 101% of the principal amount thereof (in the case of a Change of Control) or at a percentage of the principal amount thereof not higher than the principal amount applicable to the Notes (in the case of an Asset Sale), plus any accrued and unpaid interest thereon; provided that prior to or concurrently with such defeasance, redemption, repurchase or other acquisition, Titan has made a Change of Control Offer or Asset Sale Offer, as applicable, with respect to the Notes and has repurchased or made good faith arrangements to repurchase all Notes validly tendered for payment and not withdrawn in connection therewith;
(11) other Restricted Payments (which shall be in addition to, and not aggregated with, any other Restricted Payments permitted by any other provisions of the Indenture or any Permitted Investments), when taken together with all other Restricted Payments made pursuant to this clause (11), in an aggregate amount not to exceed $100.0 million since the Issue Date;
(12) the repurchase, redemption, defeasance or other acquisition or retirement for value of the 2023 Notes;
(13) the prepayment, redemption, defeasance or other acquisition or retirement for value of Disqualified Stock of Titan in exchange for or with the net cash proceeds from a sale made within ten Business Days of Disqualified Stock of Titan, in each case, to the extent such new Disqualified Stock is permitted to be issued under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; and
(14) any Restricted Payment made in connection with the RDIF Settlement in an aggregate amount, when taken together with all other Restricted Payments made pursuant to this clause (14), not to exceed $25.0 million.
The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Titan or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant exceeding $50.0 million will be determined by the Board of Directors of Titan whose good faith determination shall be conclusive and whose resolution with respect thereto will be delivered to the Trustee.
For purposes of determining compliance with this covenant, in the event that a Restricted Payment meets the criteria of more than one of the exceptions described above, Titan will be permitted, in its sole discretion, to classify the Restricted Payment, or later reclassify the Restricted Payment, in any manner that complies with this covenant.
Incurrence of Indebtedness and Issuance of Preferred Stock
Titan will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and Titan will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of Disqualified Stock or preferred stock; provided, however, that Titan may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Guarantors may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock or preferred stock, if the Fixed Charge Coverage Ratio for Titan’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.
The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):
(1) in addition to Indebtedness incurred pursuant to clauses (2) through (15), the incurrence by Titan and its Restricted Subsidiaries of additional Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Titan and its Restricted Subsidiaries thereunder) not to exceed the greater of (a) $150.0 million and (b) the amount of the Borrowing Base;
(2) the incurrence by Titan and its Restricted Subsidiaries of the Existing Indebtedness;
(3) the incurrence by Titan and the Guarantors of Indebtedness represented by the Notes and the related Note Guarantees to be issued on the Issue Date and the Exchange Notes and the related Guarantees to be issued under the Registration Rights Agreement;
(4) the incurrence by Titan or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in the business of Titan or any of its Restricted Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed the greater of (x) $50.0 million and (y) 90% of the aggregate amount of Consolidated Cash Flow of Titan and its Restricted Subsidiaries for the then most recent four quarter period prior to such incurrence for which internal financial statements are available, at any one time outstanding;
(5) the incurrence by Titan or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clause (2), (3), (4), (5), (12) or (13) of this paragraph;
(6) the incurrence by Titan or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Titan and any of its Restricted Subsidiaries; provided, however, that:
(a) if Titan or any Guarantor is the obligor on such Indebtedness and the payee is not Titan or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Notes, in the case of Titan, or the applicable Note Guarantee, in the case of a Guarantor; and
(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Titan or a Restricted Subsidiary of Titan and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Titan or a Restricted Subsidiary of Titan, will be deemed, in each case, to constitute an incurrence of such Indebtedness by Titan or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);
(7) the issuance by any of Titan’s Restricted Subsidiaries to Titan or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:
(a) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than Titan or a Restricted Subsidiary of Titan; or
(b) any sale or other transfer of any such preferred stock to a Person that is not either Titan or a Restricted Subsidiary of Titan, will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);
(8) the incurrence by Titan or any of its Restricted Subsidiaries of Hedging Obligations in the normal course of business;
(9) the guarantee by Titan or any of the Guarantors of Indebtedness of Titan or a Restricted Subsidiary of Titan that was permitted to be incurred by another provision of this covenant; provided that if such Indebtedness being guaranteed is subordinated to or pari passu with the Notes or any Notes Guarantee, then such guarantee shall be subordinated or pari passu, as applicable, to the Notes or such Notes Guarantee, to the same extent as the Indebtedness guaranteed;
(10) the incurrence by Titan or any of its Restricted Subsidiaries of Indebtedness in respect of performance bonds, bankers’ acceptances, workers’ compensation claims, surety or appeal bonds, payment obligations in connection with self-insurance or similar obligations, and bank overdrafts in the normal course of business;
(11) the incurrence by Titan or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds;
(12) Indebtedness of (a) Titan or any of its Restricted Subsidiaries incurred to finance an acquisition of (x) a Person that is merged, consolidated or amalgamated into Titan or a Restricted Subsidiary of Titan or that becomes a Restricted Subsidiary of Titan or (y) assets that become assets of Titan or a Restricted Subsidiary or (b) a Person that is acquired by Titan or a Restricted Subsidiary of Titan or that is merged, consolidated or amalgamated into Titan or a Restricted Subsidiary of Titan (or any successor thereto after such merger, consolidation or amalgamation), including any Indebtedness incurred in contemplation of, or in connection with, the transaction or series of related transactions pursuant to which such Person was merged, consolidated or otherwise acquired by Titan or a Restricted Subsidiary of Titan; provided, however, that for incurrence of any such Indebtedness under this clause (12), after giving pro forma effect thereto on the date of such acquisition, merger, consolidation or amalgamation, either (A) Titan would have been able to incur $1.00 of additional Indebtedness pursuant to the first paragraph of this covenant or (B) the Fixed Charge Coverage Ratio for Titan and its Restricted Subsidiaries would be equal to or greater than the Fixed Charge Coverage Ratio for Titan and its Restricted Subsidiaries immediately prior to such transaction;
(13) the incurrence by Titan or any Restricted Subsidiary of Indebtedness arising from agreements of Titan or any Restricted Subsidiary providing for indemnification, adjustment of purchase price, “earn out” or similar obligations, in each case, incurred in connection with the acquisition or disposition of assets, including shares of Capital Stock, in accordance with the terms of the Indenture;
(14) the incurrence by Titan or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (14), not to exceed the greater of (x) $100.0 million and (y) 180% of the aggregate amount of Consolidated Cash Flow of Titan and its Restricted Subsidiaries for the then most recent four quarter period prior to such incurrence for which internal financial statements are available, at any one time outstanding;
(15) the incurrence by Foreign Subsidiaries of Indebtedness in an aggregate principal amount at any time outstanding, including all Permitted Refinancing

Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (15), not to exceed $150.0 million;
(16) Indebtedness of Titan or any of its Restricted Subsidiaries to the extent the proceeds of such Indebtedness are deposited and used to defease or satisfy and discharge all of the Notes as described under “—Legal Defeasance and Covenant Defeasance” or “—Satisfaction and Discharge;”
(17) Indebtedness representing deferred compensation to employees of Titan and its Restricted Subsidiaries;
(18) (a) Indebtedness in respect of guarantees of the obligations of suppliers, customers and licensees in the ordinary course of business and (b) Indebtedness incurred in the ordinary course of business in respect of obligations of Titan or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services;
(19) Indebtedness consisting of obligations owing under any dealer, customer or supplier incentive, supply, license or similar agreements entered into in the ordinary course of business;
(20) Indebtedness consisting of (a) take-or-pay obligations contained in supply arrangements and/or (b) obligations to reacquire assets or inventory in connection with customer financing arrangements, in each case, in the ordinary course of business;
(21) customer deposits and advance payments received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business; and
(22) to the extent constituting Indebtedness, the obligations of Titan and its Restricted Subsidiaries with respect to the RDIF Settlement.
Titan will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of Titan or such Guarantor, unless such Indebtedness is also contractually subordinated in right of payment to the Notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of Titan solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.
For purposes of determining compliance with this “—Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (21) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Titan will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant.

Indebtedness under Credit Facilities outstanding on the date on which Notes are first issued and authenticated under the Indenture will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount of any such accrual, accretion or payment is included as Fixed Charges of Titan as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that Titan or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.
The amount of any Indebtedness outstanding as of any date will be:
(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;
(2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and
(3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:
(a) the Fair Market Value of such assets at the date of determination; and
(b) the amount of the Indebtedness of the other Person.
Notwithstanding the foregoing, (i) all Indebtedness outstanding on the Issue Date will be permitted and (ii) Titan will be permitted to issue shares of its common stock.
Liens
Titan will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired constituting Collateral, except Permitted Liens.
Additionally, Titan will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind (other than Permitted Liens) upon any asset (other than Collateral) now owned or hereafter acquired, in order to secure any Indebtedness, unless all payments due under the Indenture and the Notes are secured by a Lien on such property or assets (an “Equal and Ratable Lien”) on an equal and ratable basis with the Indebtedness so secured (or, in the case of Indebtedness subordinated to the Notes or the related Note Guarantees, senior in priority thereto, with the same relative priority as the Notes will have with respect to such subordinated Indebtedness) until such time as such Indebtedness is no longer secured by a Lien. The Trustee and the Collateral Trustee shall, upon delivery of the documentation required by the Indenture and on the terms set forth in the Indenture, execute and deliver any pledges, security agreements, intercreditor agreements and similar agreements or documents reasonably necessary to give effect to the foregoing.
For the avoidance of doubt, Equal and Ratable Liens shall be automatically released upon (x) release of the Liens requiring the grant of the applicable Equal and Ratable Liens or (y) the repayment in full of the Indebtedness which was secured by the Lien requiring the creation of the applicable Equal and Ratable Liens.
Dividend and Other Payment Restrictions Affecting Subsidiaries
Titan will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:
(1) pay dividends or make any other distributions on its Capital Stock to Titan or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Titan or any of its Restricted Subsidiaries;
(2) make loans or advances to Titan or any of its Restricted Subsidiaries; or
(3) sell, lease or transfer any of its properties or assets to Titan or any of its Restricted Subsidiaries.
However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:
(1) agreements governing Existing Indebtedness and Credit Facilities as in effect on the Issue Date and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that any such amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Issue Date, as determined in good faith by Titan’s Board of Directors or senior management;
(2) the Indenture, the Notes, the Exchange Notes, the Note Guarantees and the Exchange Note Guarantees;
(3) applicable law, rule, regulation or order;
(4) any instrument governing Indebtedness or Capital Stock of a Person acquired by Titan or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(5) non-assignment or change in control provisions in contracts and licenses entered into in the normal course of business;
(6) purchase money obligations for property acquired in the normal course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;
(7) any restriction imposed under an agreement for the sale or other disposition of assets or Equity Interests pending the sale or other disposition;
(8) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced, as determined in good faith by Titan’s Board of Directors or senior management;
(9) Liens permitted to be incurred under the provisions of the covenant described above under the caption “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;
(10) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into in the normal course of business or with the approval of Titan’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements;
(11) the license of any intellectual property of Titan or any of its Restricted Subsidiaries entered into in the normal course of business;
(12) the release, waiver or novation of contractual, indemnification, or any other legal rights entered into in the normal course of business;
(13) restrictions on cash, Cash Equivalents or other deposits or net worth imposed by customers under contracts entered into in the normal course of business; and
(14) other Indebtedness (including, Permitted Refinancing Indebtedness) of any Restricted Subsidiary of Titan permitted to be incurred pursuant to an agreement entered into subsequent to the Issue Date in accordance with the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; provided that either (A) the provisions relating to such encumbrance or restriction contained in such Indebtedness are not materially less favorable to Titan, taken as a whole, as determined by senior management of Titan in good faith, than the provisions contained in the Credit Agreement or in the Indenture, in each case, as in effect on the Issue Date or (B) any encumbrance or restriction contained in such Indebtedness does not materially affect, as determined by senior management of Titan in good faith, Titan’s ability to make scheduled payments of principal and interest on the Notes when due.

Merger, Consolidation or Sale of Assets
Titan will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Titan is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Titan and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:
(1) either (a) Titan is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Titan) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;
(2) the Person formed by or surviving any such consolidation or merger (if other than Titan) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of Titan under the Notes, the Indenture and pursuant to agreements reasonably satisfactory to the Trustee;
(3) immediately after such transaction, no Default or Event of Default exists; and
(4) either (a) Titan or the Person formed by or surviving any such consolidation or merger (if other than Titan), or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” or (b) the Fixed Charge Coverage Ratio for Titan or the Person formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, conveyance or other disposition has been made would (if other than Titan), on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be greater than the Fixed Charge Coverage Ratio for Titan immediately prior to such transaction.
This “—Merger, Consolidation or Sale of Assets” covenant will not apply to:
(1) a merger of Titan with an Affiliate solely for the purpose of reincorporating Titan in another jurisdiction; or
(2) any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among Titan and its Restricted Subsidiaries.

Transactions with Affiliates
Titan will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Titan involving aggregate payments or consideration (in a single transaction or series of related transactions) in excess of $5.0 million (each, an “Affiliate Transaction”), unless:
(1) the Affiliate Transaction is on terms that are not materially less favorable to Titan or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Titan or such Restricted Subsidiary with an unrelated Person; and
(2) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50.0 million, Titan delivers to the Trustee a resolution of the Board of Directors of Titan set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of Titan.
The following items will be deemed not to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:
(1) any employment, compensation, benefit or indemnification agreement or arrangement (and any payments or other transactions pursuant thereto) entered into by Titan or any of its Restricted Subsidiaries in the normal course of business with an officer, employee, consultant or director and any transactions pursuant to stock option plans, stock ownership plans and employee benefit plans or arrangements;
(2) transactions between or among Titan or its Restricted Subsidiaries;
(3) transactions with a Person (other than an Unrestricted Subsidiary of Titan) that is an Affiliate of Titan solely because Titan owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;
(4) payment of reasonable directors’ fees to Persons who are not otherwise Affiliates of Titan;
(5) any issuance of common stock (other than Disqualified Stock) of Titan to Affiliates of Titan;
(6) any agreement of Titan or any Affiliate as in effect as of the Issue Date or any amendment thereto or any replacement agreement, or any transaction pursuant to or contemplated by any such agreement, amendment or replacement, so long as any such amendment or replacement agreement, taken as a whole, is not more disadvantageous to

Titan or the holders of the Notes in any material respect than the original agreement as in effect on the Issue Date;
(7) Restricted Payments that do not violate the provisions of the Indenture described above under the caption “—Restricted Payments” or any Permitted Investment in a Person that is an Affiliate solely as a result of Titan’s or its Restricted Subsidiaries’ Investments in such Person;
(8) loans or advances to officers, employees, consultants or directors not to exceed $5.0 million in the aggregate at any one time outstanding; and
(9) any transaction or series of transactions between Titan or any Restricted Subsidiary of Titan and any of their respective joint ventures; provided that (a) such transaction or series of transactions is in the normal course of business between Titan or such Restricted Subsidiary and such joint venture, (b) with respect to any such transaction or series of transactions involving aggregate consideration in excess of $30.0 million, such Affiliate Transaction complies with clause (1) of the first paragraph under this “—Transactions with Affiliates” covenant and (c) with respect to any such transaction or series of transactions involving aggregate consideration in excess of $50.0 million, such Affiliate Transaction has been approved by the Board of Directors of Titan.
Designation of Restricted and Unrestricted Subsidiaries
The Board of Directors of Titan may designate any Restricted Subsidiary that does not own any interest in the Collateral to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by Titan and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “—Restricted Payments” or under one or more clauses of the definition of “Permitted Investments”, as determined by senior management of Titan. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.
Any designation of a Subsidiary of Titan as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Titan as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” Titan will be in default of such covenant. The Board of Directors of Titan may at any time designate any

Unrestricted Subsidiary to be a Restricted Subsidiary of Titan; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Titan of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.
Impairment of Security Interest
Titan will not, and will not permit any of its Restricted Subsidiaries to, take or knowingly or negligently omit to take, any action which action or omission would or could reasonably be expected to have the result of materially impairing the security interest with respect to the Collateral for the benefit of the Collateral Trustee and the holders, subject to limited exceptions. Titan shall not amend, modify or supplement, or permit or consent to any amendment, modification or supplement of, the Security Documents in any way that would be adverse to the holders in any material respect, except as described under “—Security for the Notes” or as permitted under “—Amendment, Supplement and Waiver.”
Limitation on Sale and Leaseback Transactions
Titan will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that Titan or any Restricted Subsidiary may enter into a sale and leaseback transaction if:
(1) Titan or that Restricted Subsidiary, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” and (b) incurred a Lien (on the property that is the subject of such sale and leaseback transaction) to secure such Indebtedness pursuant to the covenant described above under the caption “—Liens”;
(2) the gross cash proceeds of that sale and leaseback transaction are at least equal to the Fair Market Value, as set forth in an officers’ certificate delivered to the Trustee, of the property that is the subject of that sale and leaseback transaction; and
(3) the transfer of assets in that sale and leaseback transaction is permitted by, and Titan applies the proceeds of such transaction in compliance with, the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales.”
Payments for Consent
Titan will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.
Notwithstanding the foregoing, in any offer or payment of consideration for, or as an inducement to, any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes in connection with an exchange offer, Titan and any of its Restricted Subsidiaries may exclude (i) holders or beneficial owners of the Notes that are not institutional “accredited investors” as defined in subparagraphs (a)(1), (2), (3) or (7) of Rule 501 under the Securities Act, and (ii) holders or beneficial owners of the Notes in any jurisdiction where the inclusion of such holders or beneficial owners would require Titan or any such Restricted Subsidiaries to comply with the registration requirements or other similar requirements under any securities laws of such jurisdiction, or the solicitation of such consent, waiver or amendment from, or the granting of such consent or waiver, or the approval of such amendment by, holders or beneficial owners in such jurisdiction would be unlawful, in each case as determined by senior management of Titan in its sole discretion.
SEC Reports
Notwithstanding that Titan may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, Titan will file with the SEC and provide the Trustee and holders and prospective holders (upon written request) within 15 days after it files them with the SEC, copies of its annual report and the information, documents and other reports that are specified in Sections 13 and 15(d) of the Exchange Act. In addition, Titan shall furnish to the Trustee and, upon request, the holders and prospective holders, promptly upon their becoming available, copies of the annual report to shareholders provided by Titan to its public shareholders generally. Titan also will comply with the other provisions of Section 314(a) of the Trust Indenture Act.
In addition, Titan shall furnish to noteholders, prospective investors, broker-dealers and securities analysts, upon their written request, the information referred to in Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act.
Notwithstanding the foregoing, Titan will be deemed to have furnished such reports referred to above to the Trustee, the holders and prospective holders if Titan has filed such reports and information with the SEC via the EDGAR filing system.
Further Assurances
Titan and the Guarantors shall execute all further documents, agreements and instruments, and take further action that may be required under applicable law, or that the Trustee or the Collateral Trustee may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the Security Documents in the Collateral. In addition, from time to time, Titan will reasonably promptly secure the obligations under the Indenture and the Security Documents by mortgaging or creating, or causing to be mortgaged or created, perfected security interests with respect to the Collateral. Such security interests and Liens will be created under the Security Documents and other security agreements, mortgages, deeds of trust and other instruments and documents in form and substance.
Financial Calculation for Limited Condition Acquisitions
Notwithstanding anything to the contrary, when calculating the availability under any basket, covenant exception or ratio under the Indenture and the status of any Default or Event of Default under the Indenture, in each case in connection with a Limited Condition Acquisition and other transactions in connection therewith (including any incurrence or issuance of Indebtedness, Disqualified Stock or preferred stock and the use of proceeds thereof), the date of determination of such basket or ratio and whether there is any Default or Event of Default may, at the option of Titan, be the date the definitive agreement(s) for such Limited Condition Acquisition is entered into. Any such ratio or basket shall be calculated on a pro forma basis, including such adjustments as are appropriate and consistent with the pro forma adjustments set forth in the definition of “Fixed Charge Coverage Ratio,” giving effect to such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence or issuance of Indebtedness, Disqualified Stock or preferred stock and the use of proceeds thereof) as if they had been consummated at the beginning of the applicable period for purposes of determining the ability to consummate any such Limited Condition Acquisition and such related transactions. If Titan elects to make such determinations as of the date of such definitive agreement(s), then (x) Titan shall be deemed to be in compliance with such requirements, ratios or baskets solely for purposes of determining whether the Limited Condition Acquisition and other transactions in connection therewith (including any incurrence or issuance of Indebtedness, Disqualified Stock or preferred stock and the use of proceeds thereof), are permitted under the Indenture, and (y) such ratios or baskets shall not be tested at the time of consummation of such Limited Condition Acquisition or such related transactions; provided that if Titan elects to have such determinations occur at the time of entry into such definitive agreement(s), any such transactions (including any incurrence or issuance of Indebtedness, Disqualified Stock or preferred stock and the use of proceeds thereof) shall be deemed to have occurred on the date the definitive agreement(s) is entered into and shall be deemed outstanding thereafter for purposes of calculating any incurrence-related ratios or baskets under the Indenture after the date of such definitive agreement(s) and before the consummation of such Limited Condition Acquisition (or related transaction, as applicable), unless such definitive agreement(s) is terminated or abandoned or such Limited Condition Acquisition or incurrence or issuance of Indebtedness, Disqualified Stock or preferred stock or such other transaction to which pro forma effect is being given does not occur or will not occur without again meeting the relevant requirements in the Indenture.
Events of Default and Remedies
With respect to the Notes, each of the following is an “Event of Default”:
(1) default for 30 days in the payment when due of interest on the Notes;
(2) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the Notes;

(3) failure by Titan or any of its Restricted Subsidiaries to comply with the provisions described under the captions “—Repurchase at the Option of Holders—Change of Control,” “—Repurchase at the Option of Holders—Asset Sales” or “—Certain Covenants—Merger, Consolidation or Sale of Assets”;
(4) failure by Titan or any of its Restricted Subsidiaries for 60 days after written notice to Titan by the Trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with any of the other agreements in the Indenture;
(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Titan or any of its Restricted Subsidiaries or the payment of which is guaranteed by Titan or any of its Restricted Subsidiaries (in each case, other than Indebtedness owed to Titan or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, if that default:
(a) is caused by a failure to make any payment of principal or interest when due at the Stated Maturity thereof (giving effect to any applicable grace periods and any extensions thereof) of such Indebtedness (a “Payment Default”); or
(b) results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness that is then subject to a Payment Default or the maturity of which has been so accelerated, aggregates $30.0 million or more;
(6) failure by Titan or any of its Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $30.0 million (net of amounts that are expected, in the good faith judgment of Titan, to be covered by insurance issued by reputable third party insurance companies and for which the applicable insurance company has not denied liability in writing), which judgments are not paid, discharged or stayed for a period of 60 days after such judgment becomes final;
(7) certain events of bankruptcy or insolvency described in the Indenture with respect to Titan or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary or any Guarantor;
(8) any security interest or Lien purported to be created by any Security Document with respect to any Collateral having, individually or in the aggregate, a Fair Market Value in excess of $5.0 million (a) ceases to be in full force and effect, (b) ceases, other than through an act or omission of the Collateral Trustee, to give the Collateral Trustee, for the benefit of the holders, the Liens, rights, powers and privileges purported to be created and granted thereby (including a perfected first-priority security interest in and Lien on, all of the Collateral thereunder) in favor of the Collateral Trustee or (c) is asserted in writing by Titan or any Guarantor not to be, a valid, perfected, first priority security interest in or Lien on the Collateral covered thereby; and
(9) an “Event of Default” as defined in any Mortgage.
In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Titan, any Restricted Subsidiary of Titan that is a Significant Subsidiary or any group of Restricted Subsidiaries of Titan that, taken together, would constitute a Significant Subsidiary or any Guarantor, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.
Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the Notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium, if any.
Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any holders of Notes, unless such holders have offered to the Trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder of a Note may pursue any remedy with respect to the Indenture or the Notes, unless:
(1) such holder has previously given the Trustee notice that an Event of Default is continuing;
(2) holders of at least 25% in aggregate principal amount of the then outstanding Notes have requested the Trustee to pursue the remedy;
(3) such holders have offered the Trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;
(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and
(5) holders of a majority in aggregate principal amount of the then outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.
The holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may, on behalf of the holders of all of the Notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or premium, if any, on, or the principal of, the Notes.
Titan is required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, Titan is required to deliver to the Trustee a statement specifying such Default or Event of Default.
For the avoidance of doubt, any Equal and Ratable Liens created in accordance with the Indenture shall not be construed as non-first-priority Liens (including, without limitation, for the purposes of clause (8) of the foregoing) solely due to the existence of additional Liens on the relevant assets which are pari passu with the Liens securing the Notes.
No Personal Liability of Directors, Officers, Employees and Shareholders

No director, officer, employee, incorporator or shareholder of Titan or any Guarantor, as such, will have any liability for any obligations of Titan or the Guarantors under the Notes, the Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.
Legal Defeasance and Covenant Defeasance

Titan may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an officers’ certificate, elect to have all of its obligations discharged with respect to the outstanding Notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:
(1) the rights of holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium, if any, on, such Notes when such payments are due from the trust referred to below;
(2) Titan’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;
(3) the rights, powers, trusts, duties and immunities of the Trustee, and Titan’s and the Guarantors’ obligations in connection therewith; and
(4) the Legal Defeasance and Covenant Defeasance provisions of the Indenture.
In addition, with respect to the Notes, Titan may, at its option and at any time, elect to have the obligations of Titan and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes.
In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Notes:
(1) Titan must irrevocably deposit, or cause to be deposited, with the Trustee, in trust, for the benefit of the holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium, if any, on, the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and Titan must specify whether the Notes are being defeased to such stated date for payment or to a particular redemption date;
(2) in the case of Legal Defeasance, Titan must deliver to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that (a) Titan has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;
(3) in the case of Covenant Defeasance, Titan must deliver to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;
(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);
(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which Titan or any of its Subsidiaries is a party or by which Titan or any of its Subsidiaries is bound;
(6) Titan must deliver to the Trustee an officers’ certificate stating that the deposit was not made by Titan with the intent of preferring the holders of Notes over the other creditors of Titan with the intent of defeating, hindering, delaying or defrauding any creditors of Titan or others; and

(7) Titan must deliver to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.
Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture or the Notes or the Note Guarantees may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing Default or Event of Default or compliance with any provision of the Indenture or the Notes or the Note Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).
Without the consent of each holder of Notes affected, an amendment, supplement or waiver may not (with respect to any Notes held by a non-consenting holder):
(1) reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver;
(2) reduce the amount payable upon the redemption of any note or change the time of any mandatory redemption or, in respect of an optional redemption, the times at which any note may be redeemed; provided that any amendment to the minimum notice period requirements may be made with the consent of the holders of a majority in aggregate principal amount of the then outstanding Notes;
(3) reduce the rate of or change the time for payment of interest, including default interest, on any Note;
(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on, the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);
(5) make any Note payable in money other than that stated in the Notes;
(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of, or interest or premium, if any, on, the Notes;
(7) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”);

(8) release any Guarantor from any of its obligations under its Note Guarantee or the Indenture, except in accordance with the terms of the Indenture;
(9) impair the right of any holder of Notes to institute suit for the enforcement of any payment on or with respect to any Notes; or
(10) make any change in the preceding amendment and waiver provisions.
In addition, any amendment to, or waiver of, the provisions of the Indenture or any Security Document that has the effect of (i) releasing all or substantially all of the Collateral from the Liens securing the Notes or (ii) making any changes to the priority of the Liens created under the Security Documents that would adversely affect the holders of the Notes will require the consent of the holders of at least 66 2⁄3% in aggregate principal amount of the Notes then outstanding. For the avoidance of doubt, releases of Collateral from the Liens securing the Notes shall be permitted with the consent of holders of a majority in aggregate principal amount of the Notes then outstanding to the extent the foregoing clause (i) is not applicable.
Notwithstanding the preceding, without the consent of any holder of Notes, Titan, the Guarantors and the Trustee may amend or supplement the Indenture, the Notes or the Note Guarantees:
(1) to cure any ambiguity, defect, omission or inconsistency, as determined in good faith by Titan’s Board of Directors;
(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;
(3) to provide for the assumption of Titan’s or a Guarantor’s obligations to holders of Notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of Titan’s or such Guarantor’s assets, as applicable;
(4) to make any change that would provide any additional rights or benefits to the holders of Notes or that does not adversely affect the legal rights under the Indenture of any such holder;
(5) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;
(6) to conform the text of the Indenture, the Note Guarantees or the Notes to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended, as determined in good faith by Titan’s Board of Directors, to be a verbatim recitation of a provision of the Indenture, the Note Guarantees or the Notes;
(7) to provide for the issuance of additional Notes in accordance with the limitations set forth in the Indenture;
(8) to allow any Guarantor to execute a supplemental Indenture or a Note Guarantee with respect to the Notes and/or to add any property or other assets to the Collateral; or

(9) to comply with the procedures of DTC or the Trustee with respect to the provisions of the Indenture and the Notes relating to transfers, payments and exchanges of or on the Notes or beneficial interests in the Notes.
Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:
(1) either:
(a) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to Titan, have been delivered to the Trustee for cancellation; or
(b) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and Titan or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;
(2) no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Titan or any Guarantor is a party or by which Titan or any Guarantor is bound;
(3) Titan or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture; and
(4) Titan has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be.
In addition, Titan must deliver an officers’ certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.
Governing Law

The Indenture and the Notes are governed by the laws of the State of New York.

Concerning the Trustee

If the Trustee becomes a creditor of Titan or any Guarantor, the Indenture limits the right of the Trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the Indenture has been qualified under the Trust Indenture Act) or resign.
The holders of a majority in aggregate principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of their own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.
Additional Information

Anyone who receives this prospectus may obtain a copy of the Indenture without charge by writing to Titan International, Inc., Office of General Counsel, 1525 Kautz Road, Suite 600, West Chicago, Illinois 60185.
Book-Entry, Delivery and Form

The Exchange Notes initially will be represented by one or more notes in registered, global form without interest coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000 (collectively, the “Global Notes”). The Global Notes will be deposited upon issuance with the Trustee as custodian for DTC in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to the account of direct or indirect participants in DTC as described below.
Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive Notes in registered certificated form (“Certificated Notes”) except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Notes in certificated form.
Depositary Procedures
The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them.

Titan takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.
Titan understands that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers of the Original Notes), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.
Titan also understands that, pursuant to procedures established by DTC:
(1) upon deposit of the Global Notes, DTC will credit the accounts of the Participants exchanging their interests in the Initial Notes for interests in the Exchange Notes with the proportionate portions of the principal amount of the Global Notes; and
(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).
Investors in the Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants. Euroclear and Clearstream will hold interests in the Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as depository for Euroclear, and Citibank, N.A., as depository for Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or “holders” thereof under the Indenture for any purpose.
Payments in respect of the principal of, and interest and premium, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, Titan, the Guarantors, and the Trustee will treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners of the Notes for the purpose of receiving payments and for all other purposes. Consequently, none of Titan, the Guarantors, the Trustee or any agent of Titan, the Guarantors, or the Trustee has or will have any responsibility or liability for:
(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or
(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.
Titan understands that DTC’s current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee, Titan or the Guarantors. None of Titan, the Guarantors or the Trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the Notes, and Titan and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.
Transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.
Cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.
Titan understands that DTC will take any action permitted to be taken by a holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its Participants.
Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of Titan, the Guarantors, Trustee and any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
Exchange of Global Notes for Certificated Notes
A Global Note is exchangeable for Certificated Notes if:
(1) DTC (a) notifies Titan that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, Titan fails to appoint a successor depositary;
(2) Titan, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes;; or
(3) there has occurred and is continuing a Default or Event of Default with respect to the Notes.
In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).
Same Day Settlement and Payment

Titan will make payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. Titan will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The Notes represented by the Global Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. Titan expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.
Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. Titan understands that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.
Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.
“2023 Notes” means the $400,000,000 aggregate principal amount of 6.500% Senior Secured Notes due 2023 issued by Titan pursuant to an indenture dated November 9, 2017, by and among Titan, the guarantors parties thereto and U.S. Bank National Association, as trustee and as collateral trustee.
“Act of Required Debtholders” means a vote by holders of a majority of the principal amount of the Notes.
“Acquired Debt” means, with respect to any specified Person:
(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and
(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.
“Applicable Premium” means, with respect to any Note on any redemption date, the greater of:
(1) 1.0% of the principal amount of the Note; or
(2) the excess, if any, of:
(a) the present value at such redemption date of (i) the redemption price of such Note at April 30, 2024 (such redemption price being set forth in the table appearing above under “—Optional Redemption”) plus (ii) all required interest payments due on the Note through April 30, 2024 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over
(b) the principal amount of the Note.
“Asset Sale” means:
(1) the sale, lease, conveyance or other disposition of any assets; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of Titan and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and
(2) the issuance or sale of Equity Interests of any of Titan’s Restricted Subsidiaries (other than the issuance or sale of (x) Disqualified Stock or preferred stock issued in compliance with the restrictions set forth in “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” and (y) directors’ qualifying shares and shares required by applicable law or regulation to be held by a Person other than Titan or its Restricted Subsidiaries).
Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:
(1) any single transaction or series of related transactions that involves assets (other than Collateral) having a Fair Market Value of less than $25.0 million (or, in the case of transactions that involve assets constituting Collateral solely due to Equal and Ratable Liens, $5.0 million);
(2) a transfer of assets or rights between or among Titan and its Restricted Subsidiaries;
(3) an issuance of Equity Interests by a Restricted Subsidiary of Titan to Titan or to a Restricted Subsidiary of Titan;
(4) the sale, assignment or lease of products, rights, services, equipment, inventory or accounts receivable in the normal course of business and any sale or other disposition of damaged, worn-out or obsolete assets or properties in the normal course of business;
(5) the sale or other disposition of cash or Cash Equivalents;
(6) the license of any intellectual property of Titan or any of its Restricted Subsidiaries in the normal course of business;
(7) the surrender or waiver of contract or intellectual property rights, or the settlement, release or surrender of contract, tort or other litigation claims in the normal course of business or to the extent that pursuant to such surrender, waiver, settlement or release Titan or any of its Restricted Subsidiaries does not receive cash or Cash Equivalents in exchange therefor;
(8) a Restricted Payment that does not violate the covenant described above under the caption “—Certain Covenants—Restricted Payments” or a Permitted Investment;
(9) the sale and leaseback of property (other than Collateral) built or acquired by Titan or any of its Restricted Subsidiaries after the Issue Date to the extent permitted by the covenant described under the caption “—Certain Covenants—Limitation on Sale and Leaseback Transactions”;
(10) the issuance or sale of any Equity Interests in, or debt or other securities of, an Unrestricted Subsidiary;
(11) the granting of Liens not prohibited by the Indenture;
(12) sales or grants of licenses or sublicenses of intellectual property, and licenses, leases or subleases of other assets (other than Collateral), of Titan or any of its Restricted Subsidiaries, in each case to the extent in the ordinary course of business and not materially interfering with the business of Titan and its Restricted Subsidiaries; or
(13) sales, transfers and other dispositions of investments in joint ventures to the extent required by customary buy/sell arrangements between the joint venture parties as set forth in joint venture agreements.
“Asset Sale Offer” has the meaning assigned to that term in the Indenture governing the Notes.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”
“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.
“Board of Directors” means:
(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;
(2) with respect to a partnership, the Board of Directors of the general partner of the partnership;
(3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and
(4) with respect to any other Person, the board or committee of such Person serving a similar function.
“Borrowing Base” means, as of any date of determination, an amount equal to the sum of (1) 85% of the book value of accounts receivable that are not more than 60 days past due and (2) 85% of the book value of all inventory, in each case, of Titan and its Restricted Subsidiaries.
“Business Asset” means assets (except in connection with the acquisition of a Subsidiary in a Permitted Business that becomes a Guarantor) other than notes, bonds, obligations and securities which in the good faith judgment of the Board of Directors or senior management of Titan will immediately constitute, be a part of, or be used in, a Permitted Business.
“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty; provided that (x) no capital lease will be deemed a “Capital Lease Obligation” for any purpose under the Indenture if such capital lease would not, as of December 31, 2018, have been required to be capitalized and reflected as a liability on a balance sheet in accordance with GAAP.
“Capital Stock” means:
(1) in the case of a corporation, corporate stock;
(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;
(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and
(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.
“Cash Equivalents” means:
(1) United States dollars, euros or other currencies held by Titan or any of its Subsidiaries from time to time in the normal course of business;
(2) securities issued or directly and fully guaranteed or insured by the government of the United States or a state that is a member of the European Union (each, a “Member State”), Switzerland or Canada or any agency or instrumentality of any such government (provided that the full faith and credit of the United States, such Member State, Switzerland or Canada is pledged in support of those securities) having maturities of not more than twelve months from the date of acquisition;
(3) certificates of deposit, time deposits and eurodollar time deposits with maturities of 12 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 12 months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $250.0 million;
(4) repurchase obligations with a term of not more than 15 days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;
(5) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within 12 months after the date of acquisition;
(6) readily marketable direct obligations issued by any State of the United States of America or any political subdivision thereof having maturities of not more than 12 months from the date of acquisition and having one of the two highest rating categories obtainable from either Moody’s or S&P;

(7) securities issued or directly and fully guaranteed by the sovereign nation, whose long term debt is rated “Baa3” or higher by Moody’s or “BBB-“ or higher by S&P, or any agency or instrumentality thereof (provided that the full faith and credit of such sovereign nation is pledged in support of those securities) in which the Titan or any of its Restricted Subsidiaries is organized or is conducting business having maturities of not more than twelve months from the date of acquisition; and
(8) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (7) of this definition.
“Change of Control” means the occurrence of any of the following:
(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Titan and its Subsidiaries taken as a whole to any “person” or “group” (as those terms are used in Section 13(d) of the Exchange Act);
(2) the adoption of a plan relating to the liquidation or dissolution of Titan;
(3) the consummation of any transaction (including, without limitation, any merger or consolidation), in one or a series of related transactions, the result of which is that any “person” or “group” (in each case as defined above) becomes the ultimate Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Titan, measured by voting power rather than number of shares; or
(4) the first day on which a majority of the members of the Board of Directors of Titan are not Continuing Directors.
“Change of Control Offer” has the meaning assigned to that term in the Indenture governing the Notes.
“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period plus, without duplication:
(1) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus
(2) the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus
(3) other non-cash charges from employee, officer and director compensation expenses arising from the issuance of stock, options to purchase stock, deferrals and stock appreciation rights (excluding any such expenses which relate to options or rights which, at the option of the holder thereof, may be settled in cash); plus

(4) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus
(5) non-cash items (other than any non-cash items that will require cash payments in the future or that relate to foreign currency translation) decreasing such Consolidated Net Income for such period other than items that were accrued in the normal course of business; plus
(6) the amount of “run rate” cost savings, operating expense reductions, restructuring charges and expenses and synergies related to acquisitions, investments, divestitures, restructuring initiatives, cost savings initiatives and other similar initiatives of such Person and its Restricted Subsidiaries and projected by such Person in good faith to result from actions that have been taken or actions with respect to which substantial steps have been taken or are planned to be taken (in the good faith determination of such Person and evidenced by a certificate of a responsible accounting or financial officer of such Person) within 18 months after the end of such period (calculated on a pro forma basis as though such cost savings, operating expense reductions, restructuring charges and expenses and synergies were realized on the first day of such period for which Consolidated Cash Flow is being determined), net of the amount of actual benefits realized during such period from such actions; provided that (A) any such adjustments shall be reasonably identifiable and factually supportable, (B) no such adjustments shall be added pursuant to this clause (6) to the extent duplicative of any items related to adjustments included in the definition of Consolidated Net Income, Fixed Charge Coverage Ratio or Consolidated Secured Net Leverage Ratio for the relevant calculation, (C) “run rate” shall mean the full recurring benefit that is associated with any such action and (D) the aggregate amount of such adjustments for any testing period shall not exceed 25% of Consolidated Cash Flow for such testing period, calculated immediately after giving effect to the adjustments in this clause (6); plus
(7) costs, fees and expenses incurred or related to the Transactions; minus
(8) non-cash items (other than any non-cash items that will require cash payments in the future or that relate to foreign currency translation) increasing such Consolidated Net Income for such period, other than the items that were accrued in the normal course of business, in each case, on a consolidated basis and determined in accordance with GAAP.
“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:
(1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the specified Person;
(2) solely for the purpose of determining the amount available for Restricted Payments under clause (3)(a) of the first paragraph of “—Certain Covenants—Restricted Payments”, the Net Income of any Restricted Subsidiary of Titan will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income to such Person and its Restricted Subsidiaries is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its shareholders;
(3) the cumulative effect of a change in accounting principles will be excluded;
(4) any non-cash goodwill impairment charges will be excluded;
(5) any non-cash charges relating to the underfunded portion of any pension plan will be excluded;
(6) any non-cash charges resulting from the application of SFAS No. 123 or ASC No. 718 will be excluded;
(7) any unrealized gains or losses for such period resulting from currency transactions or translation and any unrealized gains or losses with respect to Hedging Obligations will be excluded; and
(8) any deferred or capitalized financing costs, and any amortization thereof, associated with Indebtedness of Titan or its Restricted Subsidiaries will be excluded.
“Consolidated Net Tangible Assets” means, with respect to any Person as of any date, the amount which, in accordance with GAAP, would be set forth under the caption “Total Assets” (or any like caption) on a consolidated balance sheet of such Person and its Restricted Subsidiaries (less applicable reserves), after deducting therefrom (a) all current liabilities and (b) all goodwill and any other amounts classified as intangible assets in accordance with GAAP.
“Consolidated Secured Debt” of a specified Person means, as of any date of determination, an amount equal to the Consolidated Total Debt of such Person and its Restricted Subsidiaries as of such date that is secured by Liens on property or assets of such Person or its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP (excluding items eliminated in consolidation).
“Consolidated Secured Net Leverage Ratio” of a Person means, as of any date of determination, the ratio of (a) (x) Consolidated Secured Debt of such Person and its Restricted Subsidiaries on the date of determination (after giving effect to any incurrence, assumption, Guarantee, repayment, repurchase, redemption, retirement or extinguishment of Indebtedness on such date) minus (y) the unrestricted cash and Cash Equivalents of such Person and its Restricted Subsidiaries as of the date of determination (except proceeds of Indebtedness that are received substantially contemporaneously with both the incurrence of such Indebtedness and the relevant calculation of the Consolidated Secured Net Leverage Ratio) to (b) the aggregate amount of Consolidated Cash Flow of such Person and its Restricted Subsidiaries for the then most recent four quarter period prior to such date for which internal financial statements are available. For purposes of determining the “Consolidated Secured Net Leverage Ratio,” Consolidated Cash Flow shall be subject to the adjustments applicable to Consolidated Cash Flow as provided for in the definition of “Fixed Charge Coverage Ratio”.
“Consolidated Total Debt” of a specified Person means, as of any date of determination, an amount equal to the aggregate principal amount of all outstanding Indebtedness of such Person and its Restricted Subsidiaries as of such date, determined on a consolidated basis in accordance with GAAP (excluding items eliminated in consolidation).
“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of Titan who:
(1) was a member of such Board of Directors on the Issue Date; or
(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.
“Credit Facilities” means one or more debt facilities (including, without limitation, the Credit and Security Agreement, dated as of February 17, 2017, among, inter alios, Titan, certain financial institutions named therein, and BMO Harris Bank N.A. (the “Credit Agreement”)) or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.
“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.
“Designated Noncash Consideration” means the Fair Market Value of noncash consideration received by Titan or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an officers’ certificate of Titan, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Titan to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Titan may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The principal amount of Disqualified Stock deemed to be outstanding at any time for purposes of the Indenture will be the maximum amount that Titan and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.
“Equipment” of any Person or business means all machinery and equipment of such Person or business, including all such Persons’ or businesses’ processing equipment, conveyors, machine tools and all engineering, processing and manufacturing equipment, office machinery, furniture, tools, attachments, accessories, molds, dies, stamps, and other machinery and equipment, but not including any motor vehicles or other titled assets.
“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
“Equity Offering” means an issuance or sale of Equity Interests (other than Disqualified Stock) of Titan.
“Exchange Notes” means the debt securities of Titan issued pursuant to the Indenture in exchange for, and in an aggregate principal amount equal to, the Notes, in compliance with the terms of the Registration Rights Agreement.
“Existing Indebtedness” means the Indebtedness of Titan and its Restricted Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the Issue Date, until such amounts are repaid.
“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by (x) to the extent such value is equal to or greater than $50.0 million, the Board of Directors of Titan (unless determination by such Board of Directors is otherwise expressly set forth in the Indenture) and (y) otherwise, senior management of Titan.
“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed

Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems Disqualified Stock or preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.
In addition, for purposes of calculating the Fixed Charge Coverage Ratio:
(1) any acquisitions that have been made by (x) the specified Person or any of its Restricted Subsidiaries, including through asset purchases, mergers or consolidations, and (y) any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period, and, for the avoidance of doubt, Consolidated Cash Flow for such reference period will be calculated on a pro forma basis (including by giving pro forma effect to the cost savings, synergies and other adjustments in accordance with clause (6) of the definition of Consolidated Cash Flow);
(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;
(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;
(4) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;
(5) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and
(6) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).
For purposes hereof, whenever pro forma effect is to be given, such pro forma calculation shall be made or approved by the chief financial officer or chief accounting officer of Titan in good faith and upon a reasonably supportable (in the good faith estimate of such officer) factual basis.
“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:
(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt and fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus
(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus
(3) any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus
(4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock or preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of Titan (other than Disqualified Stock) or to Titan or a Restricted Subsidiary of Titan, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP.
“Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States of America, any state or territory thereof or the District of Columbia and any Restricted Subsidiary of such Foreign Subsidiary.
“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the normal course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).
“Guarantors” means the Subsidiaries that own any interest in the Collateral, which consist of:
•    Titan Wheel Corporation of Illinois, an Illinois Corporation;
•    Titan Tire Corporation, an Illinois Corporation;
•    Titan Tire Corporation of Freeport, an Illinois Corporation; and
•    Titan Tire Corporation of Bryan, an Ohio Corporation;
and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the Indenture.
“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:
(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;
(2) other agreements or arrangements designed to manage interest rates or interest rate risk; and
(3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.
“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables):
(1) in respect of borrowed money;
(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);
(3) in respect of banker’s acceptances;
(4) representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

(5) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or
(6) representing any Hedging Obligations provided that when determining amounts outstanding Hedging Obligations shall be subject to netting to the extent such Hedging Obligations are with the same counterparty, if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person; provided that if the holder of such Indebtedness has no recourse to the Person owning such an asset, other than recourse to or with respect to such asset, the amount of such Indebtedness will be deemed to equal the lesser of (x) the Fair Market Value of such asset on the date of applicable determination and (y) the amount of the Indebtedness secured thereby) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.
“Initial Collateral” means the Collateral granted pursuant to the Real Estate Closing Deliverables.
“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers in the ordinary course of business and commission, travel and similar advances to directors, officers and employees made in the normal course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Titan or any Subsidiary of Titan sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of Titan such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of Titan, Titan will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of Titan’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The acquisition by Titan or any Subsidiary of Titan of a Person that holds an Investment in a third Person will be deemed to be an Investment by Titan or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.
“Issue Date” means the first date on which any Notes are issued pursuant to the Indenture.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any easement, right of way or other encumbrance on title to real property, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.
“Limited Condition Acquisition” means any acquisition or other Investment, including by way of merger, amalgamation or consolidation or similar transaction, by Titan or one or more of its Restricted Subsidiaries, with respect to which Titan or any such Restricted Subsidiaries have entered into an agreement or is otherwise contractually committed to consummate and the consummation of which is not expressly conditioned upon the availability of, or on obtaining, third party financing; provided that the Consolidated Net Income (and any financial term derived therefrom, including Fixed Charge Coverage Ratio), other than for the purposes of calculating any tests, ratios or baskets in connection with the Limited Condition Acquisition (and transactions related or incident thereto, as determined in good faith by senior management of Titan), shall not include any Consolidated Net Income of or attributable to the target company or assets associated with any such Limited Condition Acquisition unless and until the consummation of such Limited Condition Acquisition shall have actually occurred.
“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.
“Mortgages” means, collectively, the first priority lien, deeds of trust, trust deeds and mortgages made by Titan and the Guarantors (to the extent each is a party thereto) in favor or for the benefit of the Collateral Trustee on behalf of and for the benefit of the holders of the Notes substantially in the form attached to the Indenture (with such changes as may be customary to account for local law matters) and otherwise in form and substance satisfactory to the Collateral Trustee.
“Mortgage Closing Date” means 120 days after the Issue Date.
“Mortgaged Properties” means the real estate on and buildings in which our manufacturing facilities are located, in Des Moines, Iowa; Freeport, Illinois; Quincy, Illinois; and Bryan, Ohio and, after the Issue Date, the real property of Titan or a Guarantor made subject to a Mortgage at the discretion of Titan or as required under the Indenture.
“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:
(1) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.
“Net Proceeds” means the aggregate cash proceeds and the Fair Market Value of any notes receivable and common stock received by Titan or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve established in accordance with GAAP for adjustment in respect of the sale price of such asset or assets or for liabilities associated with the asset disposed of and retained by Titan or its Restricted Subsidiaries.
“Non-Recourse Debt” means Indebtedness:
(1) as to which neither Titan nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;
(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of Titan or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and
(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Titan or any of its Restricted Subsidiaries.
“Note Guarantee” means the Guarantee by each Guarantor of Titan’s obligations under the Indenture and the Notes, executed pursuant to the provisions of the Indenture.
“Note Obligations” means the Obligations under the Notes.
“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.
“Permitted Assets” means assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business.
“Permitted Business” means (i) the business conducted by, or proposed to be conducted by, Titan and its Restricted Subsidiaries on the Issue Date and (ii) businesses that are reasonably similar, ancillary or related to, or a reasonable extension or expansion of, the business conducted by Titan and its Restricted Subsidiaries on the Issue Date.
“Permitted Investments” means:
(1) any Investment in Titan or in a Restricted Subsidiary of Titan; provided that if such Investment is in a Restricted Subsidiary that is not a Guarantor, such Investment shall not consist of a transfer or contribution of assets constituting Collateral (other than any Collateral subject solely to an Equal and Ratable Lien so long as the Lien which required the creation of such Equal and Ratable Lien is released in connection therewith);
(2) any Investment in Cash Equivalents;
(3) any Investment by Titan or any Restricted Subsidiary of Titan in a Person, if as a result of such Investment:
(a) such Person becomes a Restricted Subsidiary of Titan; or
(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Titan or a Restricted Subsidiary of Titan;
(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales;”
(5) any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Titan;
(6) any Investment made prior to the Issue Date;
(7) any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the normal course of business of Titan or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;
(8) advances, loans or extensions of trade credit in the normal course of business by Titan or any of its Restricted Subsidiaries;
(9) Investments represented by Hedging Obligations not made for speculative purposes;
(10) loans or advances to directors, officers and employees made in the normal course of business of Titan or any Restricted Subsidiary of Titan in an aggregate principal amount not to exceed $2.0 million at any one time outstanding;
(11) repurchases of the Notes;

(12) other Investments in a Permitted Business of any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (12) that are at the time outstanding not to exceed in the aggregate at any time outstanding 15.0% of Consolidated Net Tangible Assets of Titan and its Restricted Subsidiaries; provided that any such Investment will not be deemed to be outstanding pursuant to this clause (12) if such Investment subsequently constitutes a Permitted Investment pursuant to clause (3) hereof;
(13) other Investments in any Person, including any joint venture, having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (13) that are at the time outstanding, not to exceed the greater of (x) $100.0 million and (y) 180% of the aggregate amount of Consolidated Cash Flow of Titan and its Restricted Subsidiaries for the then most recent four quarter period prior to such Investment for which internal financial statements are available; provided that any such Investment will not be deemed to be outstanding pursuant to this clause (13) if such Investment subsequently constitutes a Permitted Investment pursuant to clause (1) or (3) hereof;
(14) other Investments constituting intercompany loans by and among Titan and its Restricted Subsidiaries or by and among such Restricted Subsidiaries, in each case, to the extent permitted under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”;
(15) guarantees permitted under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; and
(16) any Investment in any Person to the extent the Investment consists of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by Titan or any of its Restricted Subsidiaries.
“Permitted Liens” means:
(1) Liens on assets of Titan or any Guarantor (other than the Collateral) securing Indebtedness and other Obligations not to exceed the sum of (A) the Indebtedness permitted to be incurred under clause (1) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” and (B) the amount of Indebtedness, not to exceed $175.0 million, that can be incurred on the date such Lien is created under the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;
(2) Liens in favor of Titan or the Guarantors;

(3) Liens on property existing at the time Titan or any of its Restricted Subsidiaries acquired the property, including any acquisition by means of a merger, consolidation or amalgamation of a Person who owns such property; provided that such Liens were in existence prior to, and not incurred in contemplation of, such acquisition and do not extend to any assets other than such property and, if applicable, the direct or indirect assets of the Person merged into or consolidated with Titan or any of its Restricted Subsidiaries;
(4) Liens on property (including Capital Stock) of a Person existing at the time such Person becomes a Restricted Subsidiary of Titan; provided that such Liens were in existence prior to, and not incurred in contemplation of, such Person becoming a Restricted Subsidiary and do not extend to any assets other than such property (including Capital Stock) and the direct or indirect assets of such Person that becomes a Restricted Subsidiary of Titan;
(5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds, deposits to secure the performance of bids, trade contracts, government contracts, warranty requirements, leases or licenses or other obligations of a like nature incurred in the normal course of business (including, without limitation, landlord Liens on leased real property and rights of offset and set-off);
(6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets (other than the Collateral) acquired with or financed by such Indebtedness;
(7) with respect to (i) personal property, Liens existing on the date of the Indenture, and (ii) real properties, Permitted Encumbrances (as defined in the Mortgages);
(8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;
(9) statutory or common law Liens, including Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens arising in the normal course of business;
(10) (a) survey exceptions, encumbrances, reservations, easements, rights-of-way, utilities, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness for borrowed money and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person; and (b) Liens arising in connection with any condemnation or eminent domain proceeding affecting real property which is not otherwise an Event of Default;

(11) (a) Liens on the Collateral created for the benefit of (or to secure) the Notes (or the Note Guarantees) issued on the Issue Date and (b) Equal and Ratable Liens (and other Liens, for the benefit of (or to secure) the Notes (or the Note Guarantees)) created in accordance with the Indenture;
(12) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the Indenture; provided, however, that:
(a) the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to such property or proceeds or distributions thereof); and
(b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged with such Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;
(13) Liens on (a) assets of Titan or any Subsidiary of Titan (other than Collateral) securing obligations (other than Additional Notes) or (b) Collateral securing Additional Notes, which obligations and Additional Notes are in an aggregate amount not exceeding $100.0 million at any one time outstanding;
(14) Liens on assets (other than the Collateral) securing Hedging Obligations entered into in the normal course of business;
(15) Liens on any Equipment of Titan or any Guarantor;
(16) Liens securing Indebtedness (including Liens securing any Obligations in respect thereof), including Liens on the Collateral securing Additional Notes, permitted to be incurred pursuant to the covenant described under the heading “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”; provided that at the time of any grant of such Liens pursuant to this clause (16) and after giving pro forma effect thereto, either (a) the Consolidated Secured Net Leverage Ratio of Titan and its Restricted Subsidiaries is less than 5.00 to 1.00 or (b) solely with respect to any such Indebtedness permitted to be incurred pursuant to clause (12)(a) or (12)(b) of the second paragraph of the covenant described under the heading “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” the Consolidated Secured Net Leverage Ratio of Titan and its Restricted Subsidiaries is equal to or less than the Consolidated Secured Net Leverage Ratio of Titan and its Restricted Subsidiaries immediately prior to such incurrence;
(17) Liens on assets of Foreign Subsidiaries securing Indebtedness incurred under clause (15) of “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(18) judgment Liens not giving rise to an Event of Default under clause (6) under the caption “Events of Default and Remedies”;
(19) Liens (x) arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained or deposited with, or services of, a depositary or financial institution or (y) incurred in the ordinary course of business in connection with Titan and its Restricted Subsidiaries’ cash management practices;
(20) Liens arising from or in connection with operating leases entered into by Titan and its Restricted Subsidiaries in the ordinary course of business, including any Liens arising from Uniform Commercial Code (or similar statute) financing statements filed in connection therewith;
(21) Liens in favor of customs and revenue authorities arising to secure payments of customs duties in connection with the importation of goods in the ordinary course of business, and similar Liens arising in the ordinary course of business;
(22) Liens, interests or titles in favor of a lessor, sublessor or licensor or sublicensor, or secured by such lessor’s, sublessor’s, licensor’s or sublicensor’s interest (other than in respect of a Capital Lease Obligation);
(23) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of assets entered into in the ordinary course of business;
(24) Liens given to a public utility or any municipality or governmental or other public authority when required by such utility or other authority in connection with the ordinary conduct of the business of Titan or any of its Restricted Subsidiaries; provided that such liens do not materially interfere with the ordinary conduct of the business of Titan and its Restricted Subsidiaries, taken as a whole;
(25) Liens securing reimbursement obligations with respect to letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;
(26) Liens upon specific items of inventory or other goods and proceeds of Titan or any of its Restricted Subsidiaries securing Titan’s or such Restricted Subsidiary’s obligations in respect of bankers’ acceptances issued or created for the account of Titan or such Restricted Subsidiary to facilitate the purchase, shipment or storage of such inventory or other goods;
(27) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance, and other types of social security arrangements, regulations and applicable law;
(28) deposits made in the ordinary course of business to secure liability to insurance carriers and Liens arising from or in connection therewith; and

(29) Liens on any cash earnest money (or similar) deposits made by Titan or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement (or similar agreements) not prohibited by the Indenture.
For purposes of determining compliance with the definition of “Permitted Lien” and the Lien negative covenant described under the caption “—Certain Covenants—Liens”, in the event that a Lien meets the criteria of more than one of the exceptions described above or in such covenant, Titan will be permitted, in its sole discretion, to classify the Lien, or later reclassify the Lien, in any manner that complies with this definition and such covenant.
“Permitted Refinancing Indebtedness” means any Indebtedness of Titan or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of Titan or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:
(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);
(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity that is equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;
(3) if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and
(4) such Indebtedness is incurred either by Titan or by the Restricted Subsidiary who is the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.
“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.
“RDIF Settlement” refers to any payment, or purchase, redemption or other acquisition or retirement for value of Equity Interests, by Titan or any of its Restricted Subsidiaries in connection with the (i) Agreement, dated as of February 11, 2019, by and among Titan, Titan Luxembourg S.A.R.L., Rubber Coöperatief U.A. and Titan Tire Russia B.V.,(ii) Transaction Agreement, dated as of February 11, 2019, by and among Titan, Titan Luxembourg S.A.R.L and

Rubber Coöperatief U.A and (iii) the Shareholder’s Agreement, dated as of July 9, 2013 by and among, inter alia, Titan, Titan Luxembourg S.A.R.L., Titan Tire Russia, B.V. and Rubber Coöperatief U.A. (in each case as amended and supplemented and in effect on the date of the Indenture and as modified after the date of the Indenture in a manner that does not materially affect the Notes or Collateral in the good faith determination of Titan).
“Real Estate Closing Deliverables” means, with respect to each Mortgaged Property, the following:
(1) Mortgages as defined in the Indenture (which will be substantially in the form delivered in respect of the 2023 Notes, unless otherwise agreed by Titan and the Collateral Trustee, acting reasonably);
(2) evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all filing or recording offices that the Collateral Trustee may reasonably deem necessary or reasonably desirable in order to create a valid first and subsisting Lien on the property described therein in favor of the Collateral Trustee for the benefit of the Holders of the Notes and that all filing and recording taxes and fees have been paid;
(3) fully paid American Land Title Association extended coverage policy of title insurance (or commitment to issue such a policy having the effect of a policy of title insurance) substantially similar to such insurance policies as obtained in connection with the indenture for the 2023 Notes (“Mortgage Policies”) in respect to the owned real property subject to the Mortgages in form and substance, with endorsements (to the extent available at customary rates) and in amounts reasonably acceptable to the Collateral Trustee, issued by title insurers reasonably acceptable to the Collateral Trustee, insuring (or committing to insure) the Mortgages constituting Initial Collateral to be valid first and enforceable first priority Liens on the property described therein, free and clear of all title defects and Liens, excepting only Permitted Liens, and providing for such other affirmative insurance substantially similar to the insurance policies obtained in connection with the indenture for the 2023 Notes;
(4) to the extent required for issuance of a Mortgage Policy containing customary coverage for survey matters, American Land Title Association/American Congress on Surveying and Mapping form surveys, for which all necessary fees (where applicable) have been paid, (a) which has been prepared by a surveyor or engineer duly registered and licensed to perform surveys in the jurisdiction where such Mortgaged Properties are located and is reasonably acceptable to the Collateral Trustee, (b) which is and dated (or redated) no more than 60 days before the day of delivery of the applicable Mortgage, (c) which is certified by the surveyor to the Collateral Trustee and the issuer of the Mortgage Policies in a manner reasonably satisfactory to the Collateral Trustee, showing all buildings and other improvements, the location of any easements noted in the Mortgage Policies, parking spaces, rights of way, building set-back lines and other dimensional regulations (each to the extent plottable), (d) which is in compliance, in all respects, with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey, (e) which is sufficient for the title company to remove all standard survey exceptions from the title insurance policy (or commitment) relating to such Mortgaged Properties and issue the endorsements of the type required by clause (3) above, and (f) for which necessary fees (if applicable) have been paid; provided, however, that new or updated surveys will not be required if an existing survey is available and a certificate of no change can be provided therefore which is reasonably satisfactory to the Collateral Trustee and sufficient for the applicable title insurer to eliminate all standard survey-related exceptions to the applicable Mortgage Policy, in which case an earlier survey date, and such earlier surveys, shall be acceptable;
(5) evidence of the insurance required by the Indenture (in substantially similar form as required pursuant to the indenture for the 2023 Notes, unless otherwise agreed by the Collateral Trustee and Titan) with respect to the properties covered by the Mortgage;
(6) favorable opinions of local counsel to the Guarantors granting each Mortgage addressed to the Collateral Trustee and the holders of the Notes (i) in states in which the real property to be covered by a Mortgage is located, with respect to the enforceability and perfection of the Mortgages and any related fixture filings, each substantially similar to the form delivered in respect of the 2023 Notes, or otherwise in form and substance reasonably satisfactory to the Collateral Trustee (including that the relevant mortgagor is validly existing and in good standing, corporate power, due authorization, execution and delivery, no conflicts and no consents), and (ii) except in instances where such items are addressed in the opinion from local counsel, counsel for the Guarantors in the states in which the Guarantors party to the Mortgages are organized or formed, with respect to the valid existence of the applicable Guarantor and the due authorization, execution and delivery of the applicable Mortgage, in form and substance substantially similar to those delivered in respect of the 2023 Notes, or otherwise as reasonably satisfactory to the Collateral Trustee;
(7) Evidence of payment by the Guarantors of all Mortgage Policy premiums, search and examination charges, mortgage filing and recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages, fixture filings and issuance of the Mortgage Policies referred to above; and
(8) to the extent undertaken under or in connection with the 2023 Notes, such other consents, agreements and confirmations of lessors and third parties as the Collateral Trustee may reasonably deem necessary, and evidence that all other actions reasonably requested by the Collateral Trustee that are necessary in order to create valid first and subsisting Liens on the property described in the Mortgage has been taken.
“Registration Rights Agreement” means, with respect to the Initial Notes, the registration rights agreement dated as of the Issue Date among Titan, the Guarantors and the representative.
“Restricted Investment” means an Investment other than a Permitted Investment.
“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s, a division of S&P Global Inc., and any successor to its rating agency business.
“Security Documents” means, collectively, the Indenture and the Mortgages.
“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.
“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the Issue Date, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.
“Subsidiary” means, with respect to any specified Person:
(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and
(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).
“Transactions” means the issuance of the Notes on the Issue Date and the application of the proceeds thereof and the redemption, exchange, repurchase, repayment and/or defeasance of the 2023 Notes.
“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to April 30, 2024; provided, however, that if the period from the redemption date to April 30, 2024 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.
“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb).

“Unrestricted Subsidiary” means Titan Wheel Corporation of Virginia and any other Subsidiary of Titan that is designated by the Board of Directors of Titan as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:
(1) has no Indebtedness other than Non-Recourse Debt;
(2) except as permitted by the covenant described above under the caption “—Certain Covenants—Transactions with Affiliates,” is not party to any agreement, contract, arrangement or understanding with Titan or any Restricted Subsidiary of Titan unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Titan or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Titan;
(3) is a Person with respect to which neither Titan nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and
(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Titan or any of its Restricted Subsidiaries, including, without limitation, through ownership of any interest in the Collateral.
“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:
(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by
(2) the then outstanding principal amount of such Indebtedness.

DESCRIPTION OF OTHER INDEBTEDNESS

Revolving Credit Facility
On February 25, 2021, the Company amended and extended the Credit and Security Agreement, dated as of February 17, 2017, as amended, with agent BMO Harris Bank N.A. and the other financial institutions party thereto with respect to its $125 million revolving credit facility (the “Credit Facility”). The Credit Facility is collateralized by accounts receivable and inventory of certain of the Company’s domestic subsidiaries. On February 25, 2021, the Credit Facility was amended (the “February 2021 Amendment”) to extend the maturity for one year to February 16, 2023 and reduce the amount available to be borrowed to $100 million at the Company’s request to better align with the current borrowing base consisting of eligible accounts receivable and inventory balances at certain of its domestic subsidiaries. The Credit Facility can be expanded by up to $50 million at the Company’s option, subject to customary conditions. The Credit Facility otherwise has terms substantially similar to those contained in the agreement prior to the February 2021 Amendment.
Titan’s availability under the Credit Facility may be less than $100 million as a result of outstanding letters of credit and eligible accounts receivable and inventory balances at certain of its domestic subsidiaries. At December 31, 2020, there were no borrowings under the Credit Facility, an $19.7 million letter of credit and the amount available under the facility totaled $50.9 million based on eligible accounts receivable and inventory balances.
Titan Europe Credit Facilities
The Titan Europe credit facilities contain borrowings from various institutions totaling $49.6 million in aggregate principal amount at December 31, 2020. Maturity dates on this debt range from less than one year to five years. The Titan Europe facilities are primarily secured by the assets of its subsidiaries in Italy, Spain, Germany, and Brazil. As of December 31, 2020, Titan had approximately $46.7 million of available capacity under these credit facilities, subject to certain conditions.
Other Debt
The Company has working capital loans at Titan Pneus do Brasil Ltda and Voltyre-Prom at various interest rates, which totaled $11.8 million and $5.3 million at December 31, 2020, respectively. As of December 31, 2020, Titan had approximately $6.7 million of available capacity under the working capital facility for Voltyre-Prom.

UNITED STATES FEDERAL TAX CONSIDERATIONS

The following is a summary of United States federal income tax considerations relating to the exchange of Original Notes for Exchange Notes in the exchange offer. It does not contain a complete analysis of all the potential tax considerations relating to the exchange. This summary is limited to holders of outstanding notes who hold the outstanding notes as “capital assets” (in general, assets held for investment). Special situations, such as the following, are not addressed:
•    tax consequences to holders who may be subject to special tax treatment, such as individual retirement and other tax-deferred accounts, tax-exempt entities, dealers in securities or currencies, banks, other financial institutions, insurance companies, regulated investment companies, real estate investment trusts, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings or corporations that accumulate earnings to avoid United States federal income tax;
•    tax consequences to persons holding notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle or other risk reduction transaction;
•    tax consequences to holders whose “functional currency” is not the United States dollar;
•    tax consequences to persons who hold notes through a partnership or other pass-through entity;
•    United States federal gift tax, estate tax or alternative minimum tax consequences, if any; or
•    any state, local or non-United States tax consequences.
The discussion below is based upon the provisions of the United States Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, judicial decisions and administrative positions of the United States Internal Revenue Service, as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those discussed below.
Consequences of Tendering Original Notes
The exchange of your Original Notes for Exchange Notes in the exchange offer will not constitute an exchange for United States federal income tax purposes because the Exchange Notes will not be considered to differ materially in kind or extent from the Original Notes. Accordingly, the exchange offer will have no United States federal income tax consequences to you if you exchange your Original Notes for Exchange Notes. For example, there will be no change in your tax basis and your holding period will carry over to the Exchange Notes. In addition, the United States federal income tax consequences of holding and disposing of your Exchange Notes will be the same as those applicable to your Original Notes.

The preceding discussion of certain United States federal income tax considerations of exchanging Original Notes for Exchange Notes is for general information only and is not tax advice. Each investor should consult its own tax advisor as to particular tax consequences to it of exchanging Original Notes for Exchange Notes, including the applicability and effect of any state, local or foreign tax laws, and of any proposed changes in applicable laws.

PLAN OF DISTRIBUTION

If you want to participate in the exchange offer, you must represent, among other things, that you:
•are not a broker-dealer tendering Original Notes that you acquired directly from us for your own account;
•are acquiring the Exchange Notes in the ordinary course of your business;
•have not participated in, do not intend to participate in, and have no arrangement or understanding with any person to participate in, a distribution of the Exchange Notes; and
•are not an “affiliate” as defined under Rule 405 of the Securities Act.
If you fail to satisfy any of these conditions, you cannot rely on the position of the SEC set forth in the no-action letters referred to above under “Prospectus Summary—The Exchange Offer—Resales of Exchange Notes” and “The Exchange Offer—Resales of Exchange Notes,” and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the Exchange Notes.
We and the Guarantors have not entered into any arrangement or understanding with any person who will receive Exchange Notes in the exchange offer to distribute those securities following completion of the exchange offer. We and the Guarantors are not aware of any person that will participate in the exchange offer with a view to distribute the Exchange Notes.
Each broker-dealer that receives Exchange Notes for its own account in connection with the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those Exchange Notes. A broker-dealer may use this prospectus, as amended or supplemented from time to time, in connection with resales of Exchange Notes received in exchange for Original Notes where the broker-dealer acquired Original Notes as a result of market-making activities or other trading activities. We have agreed that we will make available this prospectus, as amended or supplemented, to any broker-dealer for use in connection with resales for a period ending on the earlier of 180 days after the date on which the registration statement is declared effective and the date on which such broker-dealers no longer own any Exchange Notes.
We are conducting the exchange offer to satisfy our obligations under the registration rights agreement entered into in connection with the private placement of the Original Notes, and we will not receive any proceeds from the issuance of the Exchange Notes pursuant to the terms of the exchange offer, or from the subsequent sale of the Exchange Notes by any holder thereof. Broker-dealers may sell Exchange Notes received by them for their own account pursuant to the exchange offer from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of those methods of resale, at market prices prevailing at the time of resale, at prices related to those prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any Exchange Notes.
Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an underwriter within the meaning of the Securities Act. A profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act.
We have agreed to pay all expenses incident to the exchange offer, other than commissions or concessions of any brokers or dealers. We will also indemnify the holders of the Original Notes, including any broker-dealers, against specified liabilities, including certain liabilities under the Securities Act.

LEGAL MATTERS

Davis & Gilbert LLP, New York, New York, will pass upon certain legal matters under New York law for us regarding the Exchange Notes and the guarantees. In rendering its opinion, Davis & Gilbert LLP will rely on the opinion of Schmiedeskamp, Robertson, Neu & Mitchell LLP, Quincy, Illinois, as to all matters governed by the laws of the States of Illinois and Delaware, and on the opinion of Burkey, Burkey & Scher Co., LPA, Warren, Ohio, as to all matters governed by the laws of the State of Ohio.

EXPERTS

The audited financial statements, and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.